Filed Pursuant to Rule 424(b)5
Registration No. 333-293652

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell, and we are not soliciting an offer to buy, these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to completion, dated September 14, 2026

PROSPECTUS SUPPLEMENT

(To prospectus dated February 23, 2026)

CDW LLC and CDW Finance Corporation

$     % Senior Notes due 20

$     % Senior Notes due 20

$     % Senior Notes due 20

We are offering $   aggregate principal amount of  % Notes due 20  (the “20  Notes”), $   aggregate principal amount of  % Notes due 20  (the “20  Notes”) and $   aggregate principal amount of  % Notes due 20  (the “20  Notes” and, together with the 20  Notes and the 20  Notes, the “notes”), which will bear interest at the applicable rate per year for each series as set forth above. The 20  Notes will mature on     , 20  , the 20  Notes will mature on     , 20  , and the 20  Notes will mature on      , 20 . Interest on the notes will accrue from      , 2026, and the first interest payment date for the 20  Notes will be     , 2027, the 20 Notes will be     , 2027, and the 20 Notes will be     , 2027.

The notes will be redeemable at our option, in whole or in part, at any time and from time to time, prior to their maturity at the respective redemption prices set forth herein. See “Description of Notes—Optional Redemption.” We do not intend to list the notes on any securities exchange. Currently, there are no public markets for the notes.

We expect to use the net proceeds to redeem, repay, repurchase, or otherwise retire, $1.0 billion in aggregate principal amount of our 2.670% senior notes due December 2026 (the “2026 Senior Notes”) outstanding at or before maturity, and to use any remaining net proceeds for general corporate purposes, including to fund a substantial portion of the Acquisition (as defined below).

The notes will be unsecured senior obligations of CDW LLC and CDW Finance Corporation (“CDW Finance”), will rank equal in right of payment with all of their existing and future senior indebtedness, but will be effectively subordinated to their future secured indebtedness and to our inventory financing agreements, in each case, to the extent of the value of the collateral securing such indebtedness and other obligations, and will be senior in right of payment to any of their future subordinated indebtedness. The notes will be guaranteed on an unsecured senior basis by CDW Corporation, the direct parent of CDW LLC and CDW Finance (the “Guarantee”). The notes will not be guaranteed by any of our subsidiaries. The notes will be structurally subordinated to all of the liabilities and preferred stock of the subsidiaries of CDW LLC.

Investing in the notes involves risks. You should refer to “Risk Factors” beginning on page S-7 of this prospectus supplement and the periodic reports and other information that we file with the Securities and Exchange Commission (the “SEC”) incorporated by reference in this prospectus supplement and carefully consider that information before deciding to purchase any notes.

	Per 20 Note		Per 20 Note		Per 20 Note		Total
Public offering price(i)		%		%		%	$
Underwriting discounts paid by us		%		%		%	$
Net proceeds, before expenses, to us(i)		%		%		%	$

(i)	Plus accrued interest, if any, from , 2026.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about    , 20 .

Joint Bookrunning Managers

BofA Securities	J.P. Morgan	Mizuho	Wells Fargo Securities

September  , 2026

PROSPECTUS SUPPLEMENT

PROSPECTUS

We are responsible for the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus and any free-writing prospectus we prepare or authorize. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, or any free writing prospectus is accurate as of any date other than the date set forth on the front of the document. We and the underwriters are not making an offer of these securities in any state where the offer is not permitted.

S-i

ABOUT THIS DOCUMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and other matters relating to us and our financial condition. The second part is the accompanying prospectus, which gives more general information about securities we may offer from time to time, some of which will not apply to this offering. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using the SEC’s shelf registration rules. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described in this prospectus supplement and the accompanying prospectus in the sections titled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” To the extent there is a conflict between the information contained in the accompanying prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus or this prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

We and the underwriters have not authorized any dealer, salesperson, or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. This prospectus supplement, the accompanying prospectus, and any such free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus supplement, the accompanying prospectus, and any such free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, and any such free writing prospectus subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement, the accompanying prospectus, and any such free writing prospectus is delivered or securities are sold on a later date.

We reserve the right to withdraw this offering at any time. We and the underwriters also reserve the right to reject any offer to purchase, in whole or in part, for any reason, or to sell less than the amount of notes offered hereby.

TRADEMARKS AND SERVICE MARKS

This prospectus supplement and the accompanying prospectus include our trademarks, such as “CDW,” which are protected under applicable intellectual property laws and are the property of CDW Corporation or its subsidiaries. This prospectus supplement and the accompanying prospectus also contain trademarks, service marks, trade names, and copyrights of other companies, which are the property of their respective owners.

Solely for convenience, trademarks and trade names referred to in this prospectus supplement and the accompanying prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

S-ii

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein may contain “forward-looking statements” within the meaning of the federal securities laws. All statements other than statements of historical fact included in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein are forward-looking statements. These statements relate to analyses and other information, which are based on forecasts of future results or events and estimates of amounts not yet determinable. These statements also relate to our future prospects, growth, developments, business strategies, capital allocation, and stockholder returns. We claim the protection of The Private Securities Litigation Reform Act of 1995 for all forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

These forward-looking statements are identified by the use of terms and phrases such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “goal,” “intend,” “plan,” “potential,” “predict,” “project,” “target,” and similar terms and phrases or future or conditional verbs such as “could,” “may,” “should,” “will,” and “would.” However, these words are not the exclusive means of identifying such statements. Examples of forward-looking statements include, but are not limited to, statements we make in this prospectus supplement and the documents incorporated by reference herein regarding our future financial and operational performance, expected customer demand for technology solutions and services, customer spending trends, future liquidity, capital allocation priorities, strategic investments and transformation initiatives, management of debt obligations, the impact of any economic, geopolitical, and regulatory developments, the expected outcome of any existing or potential litigation, claims, audits, and tax matters, the expected benefits of the Acquisition and our future prospects as a combined company, including market opportunity and services and solutions capabilities, failure to satisfy any conditions to the closing of the Acquisition in a timely manner or at all, the occurrence of any event that could give rise to termination of the definitive agreement, the risk that anticipated benefits from the proposed Acquisition may not be fully realized or may take longer to realize than expected, failure to successfully integrate Lovelytics and our ability to retain and hire key personnel and maintain relationships with customers, suppliers, and other third parties. Although we believe that our plans, intentions, and other expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that we will achieve those plans, intentions, or expectations. All forward-looking statements are subject to risks and uncertainties that may cause actual results or events to differ materially from those that we expected.

Important factors that could cause actual results or events to differ materially from our expectations, or cautionary statements, are disclosed under the section entitled “Risk Factors” included in our most recent Annual Report on Form 10-K, and from time to time in our subsequent Quarterly Reports on Form 10-Q and our other SEC filings and public communications.

All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by those cautionary statements as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein in the context of these risks and uncertainties.

We caution you that the important factors referenced above may not reflect all of the factors that could cause actual results or events to differ from our expectations. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. The forward-looking statements included or incorporated by reference herein are made only as of the date hereof or, with respect to any documents incorporated by reference, available at the time such document was prepared or filed with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before making a decision to invest in our notes. Before making an investment decision, you should carefully read this entire prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein, including the information under the heading “Risk Factors” in this prospectus supplement and the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2025, our audited consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2025, and our unaudited condensed consolidated financial statements and related notes included in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2026 and June 30, 2026. Such annual and quarterly reports are incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Incorporation of Certain Information by Reference.” Unless otherwise indicated or the context otherwise requires, the terms “we,” “us,” “our,” the “Company,” “CDW,” and other similar terms refer to the business of CDW Corporation and its consolidated subsidiaries.

Our Company

We are a leading multi-brand provider of information technology (“IT”) solutions to business, government, education, and healthcare customers in the United States (“US”), the United Kingdom (“UK”), and Canada. Our broad array of offerings ranges from discrete hardware and software products to integrated IT solutions and services that include on-premise and cloud capabilities across hybrid infrastructure, digital experience, and security.

Effective January 1, 2026, we realigned our customer-facing sales organization to better meet the evolving needs of our customer end markets. As a result, we have the following three reportable segments: Commercial, Government, and Education. Our Commercial reportable segment primarily serves corporate, financial services, and healthcare customers in the US, each of which represents a unique customer channel. Customers previously included in the Small Business segment are included across the customer channels within our Commercial reportable segment. Our Government reportable segment primarily serves federal, state, and local agencies in the U.S., along with certain private sector business customers that primarily support or interact with government agencies. The Education reportable segment primarily serves primary, secondary, and higher education institutions in the US. CDW UK and CDW Canada remain unchanged in this reporting structure, in an all other category.

We are vendor, technology, and consumption model unbiased, with a solutions portfolio including more than 100,000 products and services from more than 1,000 leading and emerging brands. Our solutions are delivered in physical, virtual, and cloud-based environments through approximately 10,300 customer-facing coworkers, including sellers, highly skilled specialists, and engineers. We are a leading sales channel partner for many original equipment manufacturers (“OEMs”), software publishers, and cloud providers (collectively, our “vendor partners”) and wholesale distributors, whose products we sell or include in the solutions we offer. We provide our vendor partners with a cost-effective way to reach customers and deliver a consistent brand experience through our established end-market coverage, technical expertise, and extensive customer access.

We may sell all or only select products that our vendor partners offer. Each vendor partner agreement provides for specific terms and conditions, which may include one or more of the following: product return privileges, price protection policies, purchase discounts, and vendor incentive programs, such as purchase or sales rebates and cooperative advertising reimbursements. We also resell software for major software publishers. Our agreements with software publishers allow the end-user customer to acquire software or licensed products and services. In addition to helping our customers determine the best software solutions for their needs, we help them manage their software agreements, including warranties and renewals. A significant portion of our advertising and marketing expenses are reimbursed through cooperative advertising programs with our vendor partners. These programs are at the discretion of our vendor partners and are typically tied to sales or other commitments to be met by us within a specified period of time.

CDW Corporation is a Delaware corporation. CDW LLC is an Illinois limited liability company and a subsidiary of CDW Corporation. CDW Finance is a Delaware corporation and a subsidiary of CDW Corporation. Our principal executive offices are located at 200 N. Milwaukee Avenue, Vernon Hills, Illinois 60061, and our telephone number at that address is (847) 465-6000. Our website is located at http://www.cdw.com. The information on that site, or connected to that site, is not incorporated into and is not part of this prospectus supplement or the accompanying prospectus.

Recent Development

On August 29, 2026, CDW Corporation entered into a purchase agreement to acquire data and artificial intelligence services firm Lovelytics, a Databricks Ventures portfolio company and member of the Databricks Brickbuilder Partner Network (the “Acquisition”). The transaction is valued at approximately $525 million and is not expected to have a material impact on CDW Corporation’s financial results in 2026. The Acquisition is subject to customary closing conditions and is expected to close during the third quarter of 2026. This offering is not conditioned on the closing of the Acquisition.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus supplement contains more detailed descriptions of the terms and conditions of the notes.

Issuers	CDW LLC and CDW Finance Corporation (the “Issuers”).

Securities	$ aggregate principal amount of % senior notes due 20 .

$ aggregate principal amount of % senior notes due 20 .

$ aggregate principal amount of % senior notes due 20 .

Maturity Date	The 20 Notes will mature on , 20 .

The 20 Notes will mature on , 20 .

The 20 Notes will mature on , 20 .

Interest	Interest on the 20 Notes will be payable in cash and will accrue at a rate of % per annum.

Interest on the 20 Notes will be payable in cash and will accrue at a rate of % per annum.

Interest on the 20 Notes will be payable in cash and will accrue at a rate of % per annum.

Interest Payment Dates	The Interest Payment Dates for the 20 Notes will be and , commencing on , 2027. Interest will accrue from , 2026.

The Interest Payment Dates for the 20 Notes will be and , commencing on , 2027. Interest will accrue from , 2026.

The Interest Payment Dates for the 20 Notes will be and , commencing on , 2027. Interest will accrue from , 2026.

Ranking	The notes and the related Guarantee will be the issuers’ and the guarantor’s senior unsecured obligations and will:

•

be effectively subordinated to all of our and the guarantor’s existing and future secured debt and to our inventory financing agreements that we have entered into with certain financial intermediaries in order to facilitate the purchase of certain inventory, in each case to the extent of the value of the assets securing such debt or other obligations;

•	be structurally subordinated to all existing and future indebtedness and other liabilities of CDW LLC’s subsidiaries;

•

rank equal in right of payment with all of our and the guarantor’s existing and future unsecured senior debt, including our Senior Loan Facilities, our 2026 Senior Notes (to the extent not otherwise redeemed with the proceeds from this offering), our 4.250% senior notes due 2028 (the “April 2028 Senior Notes”), our 3.276% senior notes due 2028 (the “December 2028 Senior Notes”), our 3.250% senior notes due 2029 (the “2029 Senior Notes”), our 5.100% senior notes due 2030 (the “2030 Senior Notes”), our 3.569% senior notes due 2031 (the “2031 Senior Notes”), our 5.550% senior notes due 2034 (the “2034 Senior Notes”), and the related guarantees; and

•	rank senior in right of payment to all of our and the guarantor’s future subordinated debt.

As of June 30, 2026, we had $465.2 million of obligations outstanding under our inventory financing agreements, and, on an as adjusted basis to give effect to the notes offering hereby, we would have had $ of total long-term debt outstanding and the ability to borrow approximately $ under our Revolving Loan Facility (as defined below).

Guarantee	The notes will be fully and unconditionally guaranteed on an unsecured senior basis by CDW Corporation. The notes will not be guaranteed by any of our subsidiaries.

Optional Redemption	Prior to the applicable Par Call Date (as defined in this prospectus supplement) of the 20 Notes, the 20 Notes, and the 20 Notes, respectively, we may redeem the applicable series of notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus      basis points, in the case of the 20  Notes,      basis points, in the case of the 20  Notes, and      basis points, in the case of the 20  Notes less (b) interest accrued to the date of redemption, and

(2)	100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the applicable Par Call Date, we may redeem the notes of the applicable series, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes of such series being redeemed plus accrued and unpaid interest thereon to the applicable redemption date.

See “Description of Notes—Optional Redemption.”

Change of Control Repurchase Event	Upon the occurrence of specific kinds of change of control repurchase events, you will have the right, as holders of the notes, to cause us to repurchase some or all of your notes at 101% of their principal amount, plus accrued and unpaid interest to the repurchase date. See “Description of Notes—Repurchase at the Option of Holders—Change of Control Repurchase Event.”

Certain Covenants	The indenture that will govern the notes offered hereby will contain covenants that will, among other things, limit our ability and the ability of our subsidiaries to:

•	create liens on certain assets to secure debt;

•	enter into sale and lease-back transactions; and

•	consolidate, merge, sell, or otherwise dispose of all or substantially all of our assets

No Prior Market	The notes will be new securities for which there is currently no market. Although the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so, and they may discontinue market making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained.

Use of Proceeds	We intend to use the net proceeds from this offering to redeem, repay, repurchase, or otherwise retire, $1.0 billion in aggregate principal amount of our 2026 Senior Notes, and to use any remaining net proceeds for general corporate purposes, including to fund a substantial portion of the Acquisition. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” included in this prospectus supplement and the accompanying prospectus, as well as the risk factors incorporated by reference in this prospectus supplement and the accompanying prospectus, for a discussion of factors that you should carefully consider before deciding to purchase any notes.

SUMMARY HISTORICAL FINANCIAL DATA OF CDW

The following information for each of the years in the three-year period ended December 31, 2025, has been derived from our audited consolidated financial statements and accompanying notes contained in our Annual Report on Form 10-K for the year ended December 31, 2025, which is incorporated by reference into this prospectus supplement. The following information for the six months ended June 30, 2026 and 2025 has been derived from our unaudited consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, which is incorporated by reference into this prospectus supplement. The following information is only a summary and does not provide all of the information contained in our financial statements.

The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments necessary for a fair statement of the information set forth therein. The results of interim periods are not necessarily indicative of results that may be expected for the full year or any future periods.

(dollars in millions)	Six Months Ended June 30,		Year Ended December 31,
	2026	2025	2025	2024	2023
	(unaudited)
Statement of Operations Data:
Net sales	$12,252.0	$11,175.7	$22,424.1	$20,998.7	$21,376.0
Cost of sales	9,742.2	8,812.2	17,550.7	16,396.3	16,723.6

Gross profit	2,509.8	2,363.5	4,873.4	4,602.4	4,652.4
Selling and administrative expenses	1,705.2	1,581.9	3,217.8	2,951.1	2,971.5

Operating income	804.6	781.6	1,655.6	1,651.3	1,680.9
Interest expense, net	(115.5)	(113.9)	(227.4)	(214.5)	(226.6)
Other (expense) income, net	2.8	1.2	(0.8)	(1.4)	(4.1)

Income before income taxes	691.9	668.9	1,427.4	1,435.4	1,450.2
Income tax expense	(182.1)	(172.8)	(360.8)	(357.6)	(345.9)

Net income	$509.8	$496.1	$1,066.6	$1,077.8	$1,104.3
Balance Sheet Data (at end of period):
Cash and cash equivalents	$361.8	$481.0	$618.7	$503.5	$588.7
Total assets	$17,254.8	$15,265.7	$16,028.2	$14,678.4	$13,284.6

RISK FACTORS

You should carefully consider the following risk factors and the risk factors included under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, which is incorporated by reference in this prospectus supplement, and evaluate all of the information included and incorporated by reference in this prospectus supplement and the accompanying prospectus, including the filings we make with the SEC, before you decide to purchase any notes. Our business, financial condition, liquidity, or results of operations could be materially adversely affected by any of these risks. If any of these risks are realized, the trading price of the notes would likely decline and we may not be able to make payments of interest and principal on the notes, and you may lose all or part of your original investment.

Risks Related to the Notes

Our level of indebtedness and obligations pursuant to the agreements and instruments reflecting our indebtedness could adversely affect our business, results of operations, and cash flows.

As of June 30, 2026, we had $465.2 million of obligations outstanding under our inventory financing agreements, and, on an as adjusted basis to give effect to the notes offering hereby, we would have had $    of total long-term debt outstanding and the ability to borrow approximately $    under our Revolving Loan Facility. Our level of indebtedness could have important consequences to the holders of the notes, including the following:

•

requiring us to dedicate a substantial portion of our cash flow from operations to debt service payments on our and our subsidiaries’ debt, which reduces the funds available for working capital, capital expenditures, acquisitions, and other general corporate purposes;

•	increasing our future borrowing costs and reducing our access to capital if major debt rating agencies lower or withdraw any rating assigned to any of our debt;

•

requiring us to comply with restrictive covenants in our Senior Loan Facilities and the more limited restrictive covenants in the indentures governing our 2026 Senior Notes (to the extent not otherwise redeemed with the proceeds from this offering), our April 2028 Senior Notes, our December 2028 Senior Notes, our 2029 Senior Notes, our 2030 Senior Notes, our 2031 Senior Notes, our 2034 Senior Notes and the indenture that will govern the notes offered hereby, which limit the manner in which we conduct our business;

•	making it more difficult for us to obtain financing from our vendor partners, including OEMs, software publishers, and cloud providers, and our wholesale distributors;

•	limiting our flexibility in planning for, or reacting to, changes in the industry in which we operate;

•	placing us at a competitive disadvantage compared to any of our less-leveraged competitors;

•	increasing our vulnerability to both general and industry-specific adverse economic conditions; and

•

limiting our ability to obtain additional debt or equity financing to fund future working capital, capital expenditures, acquisitions, or other general corporate requirements and increasing our cost of borrowing.

Despite our indebtedness levels, we and our subsidiaries may be able to incur substantially more debt, including secured debt. This could further increase the risks associated with our leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future, including secured debt. The terms of our Senior Loan Facilities and our existing indentures do not, and the indenture that will govern the notes offered hereby will not, fully prohibit us or our subsidiaries from doing so. To the extent that we incur additional indebtedness or such other obligations, the risks associated with our substantial indebtedness described above, including our possible inability to service our debt, will increase. As of June 30, 2026, after giving effect to this offering, we would have had approximately $     available for additional borrowing under our Revolving Loan Facility.

Restrictive covenants under our Senior Loan Facilities and, to a lesser degree, our existing indentures may adversely affect our operations and liquidity.

Our Senior Loan Facilities and, to a lesser degree, our existing indentures contain, and any future indebtedness of ours may contain, various covenants that limit our ability to, among other things, incur or guarantee additional indebtedness, engage in sale-leaseback transactions, pledge our assets as collateral, merge or consolidate with other companies, or dispose of all or substantially all of our assets.

Additionally, our Senior Loan Facilities require us to maintain a maximum leverage ratio of consolidated total indebtedness (as defined in the Senior Loan Facilities) to consolidated EBITDA of 4.00x (and, in the case of the first four full fiscal quarters following the consummation of a qualified acquisition, including the fiscal quarter in which the qualified acquisition was consummated (as defined in the Senior Loan Facilities), 4.50x) as of the end of each fiscal quarter.

As a result of these covenants, we are limited in the manner in which we conduct our business and we may be unable to engage in favorable business activities or finance future operations or capital needs. A breach of any of these covenants or any of the other restrictive covenants would result in a default under our Senior Loan Facilities. Upon the occurrence of an event of default under our Senior Loan Facilities, the lenders:

•	will not be required to lend any additional amounts to us;

•	could elect to declare all borrowings outstanding thereunder, together with accrued and unpaid interest and fees, to be due and payable; or

•	could require us to apply all of our available cash to repay these borrowings.

The acceleration of amounts outstanding under our Senior Loan Facilities would trigger an event of default under our existing indentures.

If the lenders under our Senior Loan Facilities accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our Senior Loan Facilities and our other indebtedness, including the notes, or the ability to borrow sufficient funds to refinance such indebtedness. Even if we were able to obtain new financing, it may not be on commercially reasonable terms, or terms that are acceptable to us.

Variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Certain of our borrowings, primarily borrowings under our Senior Loan Facilities, are at variable rates of interest and expose us to interest rate risk, which under certain conditions could cause our debt service obligations to increase significantly. As of June 30, 2026, we have approximately $809.5 million of variable rate debt outstanding. When interest rates increase, our debt service obligations on the variable rate indebtedness increase even though the amount borrowed remains the same, and could negatively impact our net income absent any derivative instruments. From time to time, we may execute derivative instruments to reduce interest rate volatility, subject to acceptable terms.

We cannot assure you we will enter into such derivative instruments in the future or that such instruments will be effective.

The notes are structurally subordinated to all indebtedness and other liabilities of our subsidiaries.

Holders of the notes do not have any claim as creditors against any of our subsidiaries. Indebtedness and other liabilities, including trade payables of our subsidiaries, will be structurally senior to claims of holders of the notes against those subsidiaries.

The notes are not guaranteed by any of our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans, distributions, or other payments. In the event of a bankruptcy, liquidation, reorganization, or other winding up of any of our subsidiaries, such subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us (except to the extent we have a claim as a creditor of such subsidiary). Any right that we have to receive any assets of our subsidiaries upon the bankruptcy, liquidation, reorganization, or other winding up of those subsidiaries, and the consequent rights of holders of the notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries.

In addition, the indenture that will govern the notes offered hereby permits our subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of certain other liabilities, such as trade payables, that may be incurred by our subsidiaries.

Our ability to service our debt and meet our cash requirements depends on many factors, some of which are beyond our control.

Our ability to satisfy our obligations and meet our cash requirements for the foreseeable future will depend on our future operating performance and financial results, which will be subject, in part, to factors beyond our control, including interest rates and general economic, financial, and business conditions. If we are unable to generate sufficient cash flow to service our debt, we may be required to:

•	refinance all or a portion of our debt, including the notes;

•	obtain additional financing;

•	sell some of our assets or operations;

•	reduce or delay capital expenditures and/or acquisitions; or

•	revise or delay our strategic plan, including our capital allocation strategy.

If we are required to take any of these actions, it could have a material adverse effect on our business, financial condition, and results of operations. In addition, we cannot assure you that we would be able to take any of these actions, that these actions would enable us to continue to satisfy our capital requirements, or that these actions would be permitted under the terms of our various debt instruments, including our Senior Loan Facilities, our existing indentures, and the indenture that will govern the notes offered hereby.

Our ability to make payments on the notes depends on our ability to receive dividends and other distributions from our subsidiaries.

Our principal assets are the equity interests that we hold in our operating subsidiaries. As a result, we are dependent on cash dividends and distributions and other transfers from our subsidiaries to generate the funds necessary to meet our obligations, including the payment of principal and interest on our outstanding debt. Our subsidiaries may not generate sufficient cash from operations to enable us to make principal and interest payments on our indebtedness, including the notes. In addition, any payment of dividends, distributions, loans, or advances to us by our subsidiaries could be subject to restrictions on dividends or, in the case of foreign subsidiaries, restrictions on repatriation of earnings under applicable local law and monetary transfer restrictions in the jurisdictions in which our subsidiaries operate. In addition, payments to us by our subsidiaries will be contingent upon our subsidiaries’ earnings. Our subsidiaries are permitted under the terms of our indebtedness to incur additional indebtedness that may restrict payments from those subsidiaries to us. The agreements governing indebtedness of our subsidiaries impose restrictions on our subsidiaries’ ability to pay dividends or other distributions to us and may not permit those subsidiaries to provide us with sufficient cash to fund payments on the notes when due.

Our subsidiaries are legally distinct from us and have no obligation, contingent or otherwise, to pay amounts due on our debt or to make funds available to us for such payment.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our Senior Loan Facilities that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could make us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our Senior Loan Facilities and the indentures governing our 2026 Senior Notes (to the extent not otherwise redeemed with the proceeds from this offering), our April 2028 Senior Notes, our December 2028 Senior Notes, our 2029 Senior Notes, our 2030 Senior Notes, our 2031 Senior Notes, our 2034 Senior Notes and the indenture that will govern the notes offered hereby), we could be in default under the terms of the agreements governing such indebtedness, including our Senior Loan Facilities, our existing indentures, and the indenture that will govern the notes offered hereby. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our Senior Loan Facilities could elect to terminate their commitments thereunder and cease making further loans and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our Senior Loan Facilities to avoid being in default. If we breach our covenants under our Senior Loan Facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our Senior Loan Facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation. See “Description of Notes” in this prospectus supplement.

We may be unable to purchase the notes upon a change of control repurchase event which would result in a default under the indenture that will govern the notes offered hereby and would adversely affect our business.

Under certain circumstances, we are required, under the terms of the notes, to offer to purchase all of the outstanding notes at 101% of their principal amount if we experience a change of control and a related downgrade in the credit rating of the notes. Our failure to repay holders tendering notes upon a change of control and related downgrade will result in an event of default under the notes. If a change in control and a related downgrade were to occur, we may not have sufficient funds to purchase the notes, or any other securities that we would be required to offer to purchase, particularly if that change of control event triggers a similar repurchase requirement for, or results in the acceleration of, other indebtedness. We may require additional financing from third parties to fund any such purchases, but we may not be able to obtain such financing.

The change of control provision may not protect you in the event we complete a highly leveraged transaction, reorganization, restructuring, merger, or other similar transaction, unless such transaction constitutes a change of control repurchase event. Such a transaction may not involve a change of the magnitude required under the definition of change of control or may not result in a ratings downgrade to trigger our obligation to repurchase the notes. Except as described under “Description of Notes—Repurchase at the Option of Holders—Change of Control Repurchase Event,” the notes do not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in the event of a takeover, recapitalization, or similar transaction.

The trading prices for the notes will be directly affected by many factors, including our credit rating.

Credit rating agencies continually revise their ratings for companies they follow or discontinue rating companies, including us. Any ratings downgrade or decisions by a credit rating agency to discontinue rating us could adversely affect the trading price of the notes, or the trading market for the notes, to the extent a trading market for the notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading price of the notes.

An active trading market may not develop for the notes.

Prior to this offering, there has been no trading market for the notes, and we do not intend to apply to list the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after this offering is completed. However, the underwriters may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, an active trading market may not develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case, you may not be able to sell your notes at a particular time, or you may not be able to sell your notes at a favorable price.

Risks Related to the Acquisition

The Acquisition may not be completed, and we may not realize the anticipated benefits of the Acquisition.

The Acquisition is subject to customary closing conditions and may not be completed on the anticipated terms or within the expected timeframe, or at all. In the event the Acquisition is not completed, we may use the proceeds received in this offering to fund potential future strategic investments or for general corporate purposes. If completed, we may encounter difficulties integrating the acquired data and artificial intelligence services business into our existing operations and may not realize the anticipated strategic, operational, or financial benefits of the Acquisition. We may also incur unexpected costs or liabilities in connection with the Acquisition. Any of these circumstances could adversely affect our business, financial condition, or results of operations.

USE OF PROCEEDS

We estimate that our net proceeds from the issuance and sale of the notes will be approximately $    , after deducting underwriters’ discounts and our estimated offering expenses. We intend to use the net proceeds from this offering to redeem, repay, repurchase, or otherwise retire, $1.0 billion in aggregate principal amount of our 2026 Senior Notes, and to use any remaining net proceeds for general corporate purposes, including to fund a substantial portion of the Acquisition. See “Prospectus Supplement Summary — Recent Development” for a discussion of the Acquisition.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of June 30, 2026 on:

•	an actual basis; and

•

on an as adjusted basis to give effect to the consummation of this offering and the application of the estimated proceeds from this offering to repay all $1.0 billion aggregate principal amount outstanding of the 2026 Senior Notes, as described above under “Use of Proceeds”.

This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and related notes in our filings incorporated by reference in this prospectus supplement and the accompanying prospectus.

(in millions)	As of June 30, 2026 Actual	As Adjusted
Cash and cash equivalents	$361.8	$

Debt (including current portion):
Revolving Loan Facility	175.0		175.0
Term Loan Facility(1)	634.5		634.5
2026 Senior Notes(1)	1,000.0		—
April 2028 Senior Notes(1)	600.0		600.0
December 2028 Senior Notes(1)	500.0		500.0
2029 Senior Notes(1)	700.0		700.0
2030 Senior Notes(1)	600.0		600.0
2031 Senior Notes(1)	1,000.0		1,000.0
2034 Senior Notes(1)	600.0		600.0
20 Senior Notes offered hereby	—
20 Senior Notes offered hereby	—
20 Senior Notes offered hereby	—
Receivable financing liability	25.9		25.9
Other long-term obligations	3.5		3.5

Total debt (including current portion)(2)	5,838.9
Stockholders’ equity	2,442.1		2,442.1

Total capitalization	$8,281.0	$

(1)

Does not account for $21.9 million of unamortized debt issuance costs and discounts related to the Term Loan Facility, the 2026 Senior Notes, the April 2028 Senior Notes, the December 2028 Senior Notes, the 2029 Senior Notes, the 2030 Senior Notes, the 2031 Senior Notes and the 2034 Senior Notes.

(2)

The amount does not include the $465.2 million balance of accounts payable–inventory financing as of June 30, 2026 related to the obligations under our inventory financing agreements, which consists of $403.0 million under our supplier financing agreements and $62.2 million under our product financing arrangements. We do not incur any interest or other incremental expenses associated with the supplier financing agreements, but the majority of amounts outstanding reduce the amount available to draw under our Revolving Loan Facility. Contractual financing costs are recognized as interest expense over the term of the product financing arrangements, but do not reduce the amount available to draw under our Revolving Loan Facility.

DESCRIPTION OF NOTES

CDW LLC (“CDW”) and CDW Finance Corporation (“FinanceCo,” and together with CDW, the “Issuers”) will issue the    % senior notes due 20  (the “20  Notes”), the     % senior notes due 20  (the “20  Notes”), and the    % senior notes due 20  (the “20  Notes,” and together with the 20  Notes and the 20  Notes, the “Notes”) under the indenture dated December 1, 2014 (the “Base Indenture”) among CDW, FinanceCo, the guarantors party thereto, and U.S. Bank National Association, as predecessor in interest to U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented with respect to the 20  Notes by a twenty-first supplemental indenture to be dated on or about    , 2026 (the “Twenty-First Supplemental Indenture”), as supplemented with respect to the 20  Notes by a twenty-second supplemental indenture to be dated on or about    , 2026 (the “Twenty-Second Supplemental Indenture”), and as supplemented with respect to the 20  Notes by a twenty-third supplemental indenture to be dated on or about    , 2026 (the “Twenty-Third Supplemental Indenture,” and together with the Base Indenture, the Twenty-First Supplemental Indenture, and the Twenty-Second Supplemental Indenture, the “Indenture”) among CDW, FinanceCo, CDW Corporation (the “Parent”) and the Trustee. The terms of the Notes include those stated in the Indenture and those expressly made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

In this description, the term “Issuers” refers only to CDW and FinanceCo and not to any of their Subsidiaries or to Parent, and the term “CDW” refers only to CDW and not to any of its Subsidiaries or to Parent. FinanceCo was formed on August 6, 2010 for the sole purpose of acting as a co-Issuer of debt securities and does not have any material assets. For a description of restrictions on FinanceCo’s activities, see “—Certain Covenants—Restrictions on Activities of CDW Finance Corporation.”

The following description is a summary of the material provisions of the Indenture, the Notes, and the Guarantee. The following description does not restate these documents in their entirety. You are encouraged to read these documents because they, and not this description, define your rights as Holders of the Notes.

Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indenture.

The registered Holder of a Note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture.

Brief Description of the Notes and the Guarantee

The Notes and the Guarantee:

•	will be general unsecured senior obligations of the Issuers and the Guarantor;

•	will rank senior in right of payment to any future Subordinated Indebtedness of the Issuers and the Guarantor;

•

will rank equally in right of payment with all existing and future senior Indebtedness of the Issuers and the Guarantor, including the 2026 Senior Notes (to the extent not otherwise redeemed with the proceeds from this offering), the April 2028 Senior Notes, the December 2028 Senior Notes, the 2029 Senior Notes, the 2030 Senior Notes, the 2031 Senior Notes, the 2034 Senior Notes, and the Senior Loan Facilities;

•	will be effectively subordinated to any future Secured Indebtedness of the Issuers and the Guarantor to the extent of the value of the assets securing such Secured Indebtedness;

•

will be effectively subordinated to any existing and future obligations under the Existing Inventory Financing Agreements and other similar inventory financing agreements that are secured by a Lien to the extent of the value of the assets securing such obligations;

•	will be structurally subordinated to any existing and future indebtedness and liabilities of the Subsidiaries; and

•	will be fully and unconditionally guaranteed on a senior unsecured basis by Parent, the sole Guarantor.

Substantially all of the operations of CDW are conducted through its Subsidiaries, none of which will guarantee the Notes. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of CDW, including Holders of the Notes. The Notes, therefore, will be structurally subordinated to creditors (including trade creditors) and preferred stockholders (if any) of the Subsidiaries. See “Risk Factors—Risks Related to the Notes— The notes are structurally subordinated to all indebtedness and other liabilities of our subsidiaries.”

The Indebtedness evidenced by the Notes is unsecured senior Indebtedness of the Issuers and the Guarantor, and as such, will be effectively subordinated to any secured indebtedness or other future secured obligations of the Issuers and the Guarantor to the extent of the value of the assets securing such secured indebtedness.

Principal, Maturity and Interest

The Issuers will issue $    million in aggregate principal amount of 20  Notes, $    million in aggregate principal amount of 20  Notes, and $    million in aggregate principal amount of 20  Notes in this offering. The Issuers may issue additional Notes of any series under the Indenture from time to time after this offering. The Notes and any additional Notes of the same series contemporaneously or subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions, and offers to purchase. It is possible, however, that the Notes and any other additional Notes of the same series will not be treated as part of the same issue for U.S. federal income tax purposes. The Issuers will issue the Notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The 20  Notes will mature on    , 20 . The 20  Notes will mature on    , 20 . The 20  Notes will mature on    , 20 .

Interest on the 20  Notes will accrue at the rate of    % per annum and will be payable semi-annually in arrears on    and     , commencing on    , 2027. The Issuers will make each interest payment to the Holders of record on the immediately preceding    and    .

Interest on the 20  Notes will accrue at the rate of    % per annum and will be payable semi-annually in arrears on    and    , commencing on    , 2027. The Issuers will make each interest payment to the Holders of record on the immediately preceding     and    .

Interest on the 20  Notes will accrue at the rate of    % per annum and will be payable semi-annually in arrears on    and    , commencing on    , 2027. The Issuers will make each interest payment to the Holders of record on the immediately preceding     and    .

Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Interest will accrue from and including the Issue Date or, if interest has already been paid, from and including the most recent Interest Payment Date to which interest has been paid or duly provided for.

Paying Agent and Registrar for the Notes

CDW will maintain one or more paying agents (each, a “paying agent”) for the Notes within the City and State of New York.

CDW will also maintain one or more registrars (each, a “registrar”) and a transfer agent. The Trustee will serve as initial registrar, paying agent and transfer agent at its corporate trust office. The registrar and the transfer agent will maintain a register reflecting ownership of Notes outstanding from time to time and will make payments on and facilitate transfer of Notes on behalf of CDW at the office or agency of the registrar within the City and State of New York. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

CDW may change the paying agents, the registrars, or the transfer agents without prior notice to the Holders. CDW or any Subsidiary may act as a paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. CDW is not required to transfer or exchange any Note selected for redemption. Also, CDW is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Guarantee

The Guarantor will fully and unconditionally guarantee, on a senior unsecured basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuers under the Notes, whether for payment of principal of, premium, if any, or interest in respect of the Notes, expenses, indemnification, or otherwise, on the terms set forth in the Indenture.

The Guarantee of the Notes will be a general unsecured senior obligation of Parent.

The Guarantor may consolidate with or merge into or sell its assets to CDW without limitation, or may consolidate with or merge into, or sell its assets to any other Person upon the terms and conditions set forth in the Indenture. See “—Certain Covenants—Merger, Consolidation, or Sale of Assets.”

The Guarantee will be automatically released and discharged in the event that:

(1) (a) the sale, disposition or other transfer (including through merger or consolidation) of (x) Capital Stock of the Guarantor (including any sale, disposition or other transfer), after which the Guarantor is no longer an Affiliate of the Issuers, or (y) all or substantially all the assets of the Guarantor; provided that, in each case, such sale, disposition or other transfer is made in compliance with the provisions of the Indenture;

(b) [Reserved];

(c) [Reserved];

(d) CDW exercises its legal defeasance option or its covenant defeasance option as described under “—Legal Defeasance and Covenant Defeasance” or its obligations under the Indenture are discharged in accordance with the terms of the Indenture; or

(e) the Guarantor is also a guarantor or borrower under the Senior Loan Facilities and, at the time of release of its Guarantee, (x) has been released from its guarantee of the Senior Loan Facilities (which may be conditioned on the concurrent release hereunder) except as a result of a discharge or release arising from payment under such guarantee and (y) does not guarantee any Indebtedness of CDW or any Subsidiaries (other than any guarantee that will be released upon the release of the Guarantee hereunder); and

(2) the Guarantor delivering to the Trustee an Officer’s Certificate of Guarantor and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Optional Redemption

Prior to the applicable Par Call Date (as defined below), the Issuers may redeem the 20  Notes, the 20  Notes, or the 20  Notes at their option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus    basis points, in the case of the 20  Notes,    basis points, in the case of the 20  Notes, and    basis points, in the case of the 20  Notes less (b) interest accrued to the date of redemption, and

(2)	100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date. Notwithstanding the foregoing, if the redemption date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest to the redemption date will be paid to the Person in whose name the applicable Note is registered at the close of business on such Record Date. On or after the applicable Par Call Date, we may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Par Call Date” means  , 20  (  months prior to the maturity date of the 20 Notes) for the 20 Notes,   , 20  (  months prior to the maturity date of the 20 Notes) for the 20 Notes, and  , 20  (  months prior to the maturity date of the 20 Notes) for the 20 Notes.

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities — Treasury constant maturities — Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date and one with a maturity date following the applicable Par Call Date, we shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of redemption will be mailed or sent electronically pursuant to applicable procedures of The Depository Trust Company (“DTC”) at least 10 but not more than 60 days before the redemption date to each holder of record of the notes to be redeemed at its registered address. If less than all of the notes are to be redeemed at any time, and the notes are global securities, the notes to be redeemed will be selected by DTC in accordance with its standard procedures. If the notes to be redeemed are not global securities then held by DTC, the trustee will select notes to be redeemed on a pro rata basis, by lot, or by such other method the Trustee shall deem fair and appropriate subject to the rules and procedures of DTC. The notice of redemption for the notes will state, among other things, the amount of notes to be redeemed, the redemption date, the redemption price, if then determinable, or the manner in which the redemption price will be determined, the place or places that payment will be made upon presentation and surrender of notes to be redeemed, and any conditions precedent to the effectiveness of the redemption. Unless we default in the payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption at the redemption date.

Mandatory Redemption

The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuers may be required to offer to purchase Notes as described under “—Repurchase at the Option of Holders—Change of Control Repurchase Event.” The Issuers may at any time and from time to time purchase Notes in the open market or otherwise as permitted by the Indenture.

Repurchase at the Option of Holders

Change of Control Repurchase Event

If a Change of Control Repurchase Event occurs with respect to the Notes of a series, unless CDW at such time has given notice of redemption under “—Optional Redemption” with respect to all outstanding Notes of such series, each Holder of the Notes of such series will have the right to require CDW to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess thereof) of that Holder’s Notes of that series pursuant to an offer on the terms set forth in the Indenture (a “Change of Control Offer”). In the Change of Control Offer, CDW will offer a payment (a “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of the Notes of the series repurchased plus accrued and unpaid interest, if any, on the Notes of the series repurchased, to but not including the date of purchase. Notwithstanding the foregoing, if the Change of Control Payment Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid to the Person in whose name the applicable Note is registered at the close of business on such Record Date. Within 30 days following any Change of Control Repurchase Event, unless CDW at such time has given notice of redemption under “—Optional Redemption” with respect to all outstanding Notes of a series, or, at CDW’s option and as set forth below, in advance of a Change of Control, but after the public announcement of such Change of Control, CDW will mail or electronically deliver a notice to each Holder of the applicable series, with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control and offering to repurchase the Notes of that series on the date of such Change of Control Payment specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or electronically delivered (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. CDW will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, CDW will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Indenture by virtue of such conflict.

On the Change of Control Payment Date, CDW will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by CDW.

The paying agent will promptly mail or deliver by electronic means (in the case of global notes) to each Holder of Notes of the applicable series properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder of that series a new Note equal in principal amount to any unpurchased portion of any Notes of that series surrendered; provided that each new Note will be in a minimum principal amount of $2,000 or integral multiples of $1,000 in excess thereof. CDW will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

CDW will not be required to make a Change of Control Offer upon a Change of Control Repurchase Event if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by CDW and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (ii) a notice of redemption has been given pursuant to the Indenture as described under “—Optional Redemption” unless and until there is a default in the payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control Repurchase Event and may be conditional upon the occurrence of a Change of Control Repurchase Event, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The Senior Loan Facilities provide that the occurrence of certain change of control events with respect to Parent or CDW would constitute a default thereunder. Prior to complying with any of the provisions of this “Change of Control Repurchase Event” covenant under the Indenture governing the Notes, but in any event within 90 days following a Change of Control Repurchase Event, to the extent required to permit CDW to comply with this covenant, CDW will need to either repay all outstanding Indebtedness under the Senior Loan Facilities or other Indebtedness ranking pari passu with the Notes or obtain the requisite consents, if any, under all agreements governing such outstanding Indebtedness. If CDW does not repay such Indebtedness or obtain such consents, CDW will remain prohibited from purchasing Notes in a Change of Control Repurchase Event, which after appropriate notice and lapse of time would result in an Event of Default under the Indenture, which would in turn constitute a default under the Senior Loan Facilities.

Future Indebtedness that CDW or its Subsidiaries may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require CDW to repurchase their Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on CDW or its Subsidiaries. Finally, CDW’s ability to pay cash to the Holders of the applicable series of Notes following the occurrence of a Change of Control Repurchase Event may be limited by its then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to the Notes—We may be unable to purchase the notes upon a change of control repurchase event which would result in a default under the indenture that will govern the notes offered hereby and would adversely affect our business.”

The provisions described above that require CDW to make a Change of Control Offer following a Change of Control Repurchase Event will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control Repurchase Event, the Indenture does not contain provisions that permit the Holders of the Notes to require that CDW repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Change of Control Repurchase Event purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of CDW or its Subsidiaries and, thus, the removal of incumbent management. CDW has no present intention to engage in a transaction involving a Change of Control, although it is possible that CDW could decide to do so in the future. Subject to the limitations discussed below, CDW or its Subsidiaries could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control Repurchase Event under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the capital structure of CDW or its credit ratings. The Indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of CDW and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require CDW to repurchase its Notes as a result of a sale, lease, transfer, conveyance, or other disposition of less than all of the assets of CDW and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption on a pro rata basis to the extent practicable or if a pro rata basis is not practicable for any reason, by lot or by such other method the Trustee shall deem fair and appropriate subject to the rules and procedures of DTC.

No Notes of $2,000 or less can be redeemed in part. Except as otherwise provided herein, in the case of global notes, notices of redemption will be delivered electronically at least 10 but not more than 60 days before the redemption date to each Holder of Notes, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of that Note upon cancellation of the original Note. Subject to the terms of the applicable redemption notice (including any conditions contained therein), Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

Set forth below are summaries of certain covenants that are contained in the Indenture, which bind CDW and its Subsidiaries.

Liens

CDW will not, and will not permit any of the Subsidiaries to, directly or indirectly, create, incur, assume, or suffer to exist (collectively, “incur”) any Lien (except Permitted Liens) on any Principal Property of CDW or such Subsidiary securing Indebtedness unless the Notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Notes) the obligations so secured until such time as such obligations are no longer secured by a Lien. The preceding sentence will not require CDW or any Subsidiary to secure the Notes if the Lien consists of a Permitted Lien. Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the initial Lien that gave rise to the obligation to so secure the Notes.

Sale/Leaseback Transactions

CDW will not and will not permit any Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any Principal Property with another Person (other than with CDW or Subsidiaries) unless either:

(a) CDW or such Subsidiary could incur Indebtedness secured by a Lien on the property to be leased in an amount at least equal to the Attributable Value of such Sale/Leaseback Transaction without equally and ratably securing the Notes; or

(b) within 180 days CDW applies the greater of the net proceeds of the sale of the leased property or the fair value of the leased property, net of all Notes delivered under the Indenture, to the voluntary retirement of debt for borrowed money and/or the acquisition or construction of any Principal Property.

Merger, Consolidation, or Sale of Assets

CDW may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not CDW is the surviving corporation); or (2) sell, assign, transfer, convey, lease, or otherwise dispose of all or substantially all of the properties or assets of CDW and its Subsidiaries, taken as a whole, in one or more related transactions, to another Person; unless:

(1) (a) CDW is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than CDW) or to which such sale, assignment, transfer, conveyance, lease, or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States, the District of Columbia or any territory thereof (CDW or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease, or other disposition has been made, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company (if other than CDW) assumes all the obligations of CDW under the Notes and the Indenture pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) the Guarantor (except if it is the other party to the transactions described above in which case clause (2) above shall apply) shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Notes and the Indenture.

Notwithstanding the foregoing, (i) clauses (3) and (4) above will not be applicable to: (a) any Subsidiary consolidating with, merging into or selling, assigning, transferring, conveying, leasing, or otherwise disposing of all or part of its properties and assets to CDW or to Parent; and (b) CDW merging with an Affiliate solely for the purpose of reincorporating CDW, as the case may be, in another jurisdiction; and (ii) any Foreign Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to any other Foreign Subsidiary.

The predecessor company will be released from its obligations under the Indenture and the Notes and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, CDW under the Indenture and the Notes, but, in the case of a lease of all or substantially all its assets, the predecessor company will not be released from the obligation to pay the principal of and interest on the Notes.

The Indenture provides that Parent will not (1) consolidate or merge with or into another Person (whether or not Parent is the surviving corporation); or (2) sell, assign, transfer, convey, lease, or otherwise dispose of all or substantially all of its properties or assets; unless:

(1) (a) Parent is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Parent) or to which such sale, assignment, transfer, conveyance, lease, or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia or any territory thereof (Parent or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease, or other disposition has been made, as the case may be, being herein called the “Successor Parent Guarantor”);

(2) the Successor Parent Guarantor (if other than Parent) assumes all the obligations of Parent under the Guarantee and the Indenture pursuant to a supplemental indenture reasonably satisfactory to the Trustee; and

(3) immediately after such transaction, no Default or Event of Default exists.

In case of any such consolidation, merger, sale, or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered, together with an Opinion of Counsel and an Officer’s Certificate to the effect that such consolidation, merger, sale, or conveyance was made in accordance with the provisions of the Indenture and all conditions precedent thereto have been complied with, to the Trustee and satisfactory in form to the Trustee, of Parent and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by Parent, such successor Person shall succeed to and be substituted for Parent with the same effect as if it had been named herein as Parent. The Guarantee so assumed shall in all respects have the same legal rank and benefit under the Indenture as the Guarantee theretofore and thereafter issued in accordance with the terms of the Indenture as though such Guarantee had been issued at the date of the execution hereof.

Notwithstanding the foregoing, Parent may consolidate with, merge into or sell, assign, transfer, convey, lease, or otherwise dispose of all or part of its properties and assets to CDW.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of CDW, which properties and assets, if held by CDW instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of CDW on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of CDW.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Restrictions on Activities of FinanceCo

FinanceCo may not acquire or hold any material assets, voluntarily take any action to become liable for any material obligations, or engage in any business activities or operations; provided that FinanceCo may be a co-obligor with respect to Indebtedness (including, for the avoidance of doubt, the Notes) if CDW is a primary obligor on such Indebtedness, the net proceeds of such Indebtedness are received by CDW or one or more of the Subsidiaries and such Indebtedness is otherwise permitted to be incurred under the Indenture.

Reports

Whether or not required by the Commission, so long as any Notes are outstanding, if not filed electronically with the Commission through the Commission’s Electronic Data Gathering, Analysis, and Retrieval System (or any successor system), CDW will furnish to the Trustee and the Holders, without cost to the Trustee, within the time periods specified in the Commission’s rules and regulations for a filer that is a “non-accelerated filer”:

(1) substantially the same quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K, if CDW were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by CDW’s certified independent accountants; and

(2) substantially the same current reports that would be required to be filed with the Commission on Form 8-K if CDW were required to file such reports.

To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, CDW will be deemed to have satisfied its obligations with respect thereto at such time and any Default or Event of Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under “—Events of Default and Remedies” if Holders of at least 25% in principal amount of the then total outstanding Notes of any series have declared the principal, premium, if any, interest and any other monetary obligations on all the then-outstanding Notes of such series to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure.

For the avoidance of doubt, if Parent has made available through the Commission’s Electronic Data Gathering, Analysis, and Retrieval System (or any successor system) the reports, information, and other documents required to be filed and furnished to Holders of Notes pursuant to this covenant, CDW shall be deemed to be in compliance with the provisions of this covenant.

Delivery of the information, documents, and other reports described above to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute constructive or actual notice of any information contained therein or determinable from information contained therein, including the Issuers’ compliance with any of their covenants under the Indenture (as to which the Trustee is entitled to conclusively rely on an Officer’s Certificate). The Trustee shall have no obligation to determine whether or not such information, documents, or reports have been filed with the Commission.

Events of Default and Remedies

The following are each an “Event of Default” under the Indenture with respect to the Notes of each series:

(1) the Issuers default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes of that series;

(2) the Issuers default in the payment when due of interest on or with respect to the Notes of that series and such default continues for a period of 30 days;

(3) the Issuers default in the performance of, or breach any covenant, warranty, or other agreement contained in, the Indenture (other than a default in the performance or breach of a covenant, warranty, or agreement which is specifically dealt with in clauses (1) or (2) above) and such default or breach continues for a period of 60 days after such notice is provided, as in accordance with the procedures described in the Indenture, or 90 days with respect to the covenant described under “—Reports”;

(4) a default under any mortgage, indenture, or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuers or any Subsidiary or the payment of which is guaranteed by the Issuers or any Subsidiary (other than Indebtedness owed to the Issuers or a Subsidiary), if (A) such default either (1) results from the failure to pay any principal and accrued and unpaid interest, if any, on such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal and accrued and unpaid interest, if any, on any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its maturity date and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregates in excess of $200.0 million (or its foreign currency equivalent) at any one time outstanding;

(5) the failure by the Issuers or any Significant Subsidiary to pay final judgments aggregating in excess of $200.0 million (other than any judgments covered by indemnities or insurance policies issued by reputable and creditworthy companies and as to which liability coverage has not been denied by the insurance company or indemnifying party), which final judgments remain unpaid, undischarged, and unstayed for a period of more than 60 days after the applicable judgment becomes final and nonappealable;

(6) the Guarantee of Parent ceases to be in full force and effect (except as contemplated by the terms hereof) or Parent denies or disaffirms its obligations under the Indenture or the Guarantee, other than by reason of the release of the Guarantee in accordance with the terms of the Indenture; or

(7) certain events of bankruptcy affecting the Issuers or any Significant Subsidiary (or any group of Subsidiaries that, taken together as of the date of the most recent audited financial statements of the Issuers, would constitute a Significant Subsidiary);

If an Event of Default (other than an Event of Default specified in clause (7) above with respect to the Issuers) shall occur and be continuing, the Trustee acting at the written direction of the Holders of at least 25% in aggregate principal amount of the outstanding Notes of that series under the Indenture may declare the principal of the Notes of that series and any accrued interest on the Notes of that series to be due and payable by notice in writing to the Issuers and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration,” and the same shall become immediately due and payable.

Upon such declaration of acceleration, the aggregate principal amount of, and accrued and unpaid interest, if any, on all of the outstanding Notes of that series shall ipso facto become and be immediately due and payable in cash without any declaration or other act on the part of the Trustee or any Holder of the Notes of that series. After such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes of such series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on the Notes of such series, have been cured or waived as provided in the Indenture.

The Holders of a majority in principal amount of the outstanding Notes of that series may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) if the Issuers have paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements, and advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in clause (7) of the description above of Events of Default, the Trustee shall have received an Officer’s Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in principal amount of the Notes of any series issued and then outstanding under the Indenture may waive any existing Default or Event of Default under the Indenture with respect to the Notes of that series, and its consequences, except a default in the payment of the principal of or interest on the Notes of such series.

In the event of any Event of Default specified in clause (4) of the first paragraph of this section, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived, and rescinded, automatically and without any action by the Trustee or the Holders of the Notes of that series, if within 30 days after such Event of Default arose the Issuers deliver an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, (y) the Holders thereof have rescinded or waived the acceleration, notice, or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes of that series as described above be annulled, waived, or rescinded upon the happening of any such events.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuers with the intention of avoiding payment of the premium that the Issuers would have had to pay if the Issuers then had elected to redeem the Notes pursuant to the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

Holders of the Notes may not enforce the Indenture or such Notes except as provided in such Indenture and under the Trust Indenture Act. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order, or direction of any of the Holders of the Notes, unless such Holders have offered to the Trustee reasonable indemnity satisfactory to the Trustee. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then-outstanding Notes of any series issued under the Indenture have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee, however, may (1) refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such directions are unduly prejudicial to such Holders) or that would involve the Trustee in personal liability if the Trustee, being advised by counsel, reasonably determines that the action or proceeding so directed may not lawfully be taken if the Trustee in good faith shall determine that the action or proceeding so directed would involve the Trustee in personal liability or expense for which it is not adequately indemnified, or (2) take any other action deemed proper by the Trustee which is not inconsistent with such direction. In case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Notwithstanding any provision to the contrary in the Indenture, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any Holder, unless such Holder shall offer to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Issuers are required to promptly deliver to the Trustee a statement specifying such Default or Event of Default (unless such Default or Event of Default has been cured prior to such time).

No Personal Liability of Directors, Officers, Employees, and Stockholders

No director, officer, employee, incorporator, stockholder, unitholder, or member of the Issuers, any of their Subsidiaries or any of their direct or indirect parent companies, including Parent, as such, has any liability for any obligations of the Issuers or Parent under the Notes, the Indenture, or the Guarantee, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes of any series by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such waiver is against public policy.

Governing Law

Each of the Indenture, the Notes, and the Guarantee is governed by, and construed in accordance with, the laws of the State of New York.

Legal Defeasance and Covenant Defeasance

The Issuers may, concurrently and only concurrently, at their option and at any time, elect to have all of their obligations and Parent’s obligations under the Guarantee discharged with respect to any outstanding Notes of each series issued under the Indenture (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Notes of that series issued thereunder to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due solely out of the trust referred to below;

(2) the Issuers’ obligations with respect to the Notes of each series issued thereunder concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost, or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties, and immunities of the Trustee, and Issuers’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuers may, at their option and at any time, elect to have their obligations and Parent’s obligations under the Guarantee released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes of each series issued thereunder. In the event that a Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation, and insolvency events of the Issuers but including such events with respect to any Significant Subsidiary) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes of each series issued under the Indenture.

In order to exercise either Legal Defeasance or Covenant Defeasance under an Indenture:

(1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes issued thereunder, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination of cash in U.S. dollars and non-callable U.S. Government Securities, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the outstanding Notes (calculated on the cash interest rate, if applicable) issued thereunder on the applicable maturity date or on the applicable redemption date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuers must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, (a) the Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling or (b) since the date of such Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, subject to customary assumptions and exclusions, the beneficial owners of the outstanding Notes of that series will not recognize income, gain, or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the beneficial owners of the outstanding Notes of that series will not recognize income, gain, or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to make such deposit and the grant of any Lien securing such borrowings);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any other material agreement or instrument (other than the Indenture) to which the Issuers or Parent is a party or by which the Issuers or Parent is bound;

(6) the Issuers must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of the Notes of that series over the other creditors of the Issuers or Parent or defeating, hindering, delaying, or defrauding creditors of the Issuers or Parent or others; and

(7) the Issuers must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Amendment, Supplement, and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture as it relates to any series of Notes (and the Notes of a series) may be amended or supplemented with the consent of the applicable Required Holders (including, without limitation, consents obtained in connection with a purchase of, or tender offer for, such Notes), and any existing default or compliance with any provision of the Indenture and the Notes of a series may be waived (except a default in respect of the payment of principal or interest on such Notes) with the consent of the applicable Required Holders (including, with respect to the Holders of Notes of a series, without limitation, consents obtained in connection with a purchase of, or tender offer for, Notes of such series).

Without the consent of each affected Holder of Notes of a series, an amendment or waiver of the Indenture may not:

(1) reduce the principal amount of Notes of such series issued thereunder whose Holders must consent to an amendment; or change the definition of “Required Holders”;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes of such series issued thereunder (other than the provisions relating to the covenants described above under “—Repurchase at the Option of Holders” except as set forth in clause (10) below);

(3) reduce the rate of or change the time for payment of interest on any Note of such series issued thereunder;

(4) waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes of such series issued thereunder (except a rescission of acceleration of the Notes of such series by the Required Holders and a waiver of the payment default that resulted from such acceleration or in respect of a covenant or provision contained in the Indenture or the Guarantee which cannot be amended or modified without the consent of all Holders of such series);

(5) make any Note of such series payable in money other than that stated in such Notes;

(6) make any change in the provisions of any Indenture relating to waivers of past Defaults or the rights of Holders of Notes of such series to receive payments of principal of, or interest or premium, if any, on the Notes of such series issued thereunder or impact the right of any Holder of Notes of such series to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7) waive a redemption payment with respect to any Note issued thereunder (other than a payment required by one of the covenants described above under “—Repurchase at the Option of Holders” except as set forth in clause (10) below);

(8) make any change to or modify the ranking of the Notes of such series that would adversely affect the Holders of Notes of such series;

(9) modify the Guarantee in any manner adverse to the Holders of the Notes of such series;

(10) amend, change, or modify in any material respect the obligation of CDW to make and consummate a Change of Control Offer in respect of a Change of Control Repurchase Event that has occurred; or

(11) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of the Notes of a series, the Issuers, the Guarantor, and the Trustee may amend or supplement the Indenture, the Guarantee, and the Notes of such series issued thereunder:

(1) to cure any ambiguity, mistake, defect, or inconsistency, as certified by the Issuers;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption by a Successor Company or a Successor Parent Guarantor, as applicable, of the Issuers’ obligations under the Indenture and the Notes of such series or Parent’s obligations under the Indenture and the Guarantee, as applicable;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes of such series or that does not adversely affect the legal rights under the Indenture of any such Holder; provided that such changes pursuant to this clause shall not adversely affect the interests of the Holders of such series in any material respect, as determined in good faith by the Board of Directors of CDW;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6) to provide for the issuance of additional Notes of such series in accordance with the terms of the Indenture (including, without limitation, any changes necessary to facilitate the issuance of additional Notes of such series for resale in transactions pursuant to Rule 144A or Regulation S promulgated under the Securities Act and any subsequent registration);

(7) [Reserved];

(8) to release Parent from its Guarantee in accordance with the applicable provisions of the Indenture;

(9) to mortgage, pledge, hypothecate, or grant any other Lien in favor of the Trustee for the benefit of the Holders of the Notes of such series, as security for the payment and performance of all or any portion of the Obligations, in any property or assets, or otherwise to secure the Notes; or

(10) to conform the text of the Indenture, the Guarantee or the Notes of such series to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Guarantee, or Notes of such series, as certified by the Issuers.

Satisfaction and Discharge

The Indenture shall be discharged and will cease to be of further effect as to the Notes of any series issued thereunder, when:

(1) either:

(a) all such Notes of that series that have been authenticated and delivered, except lost, stolen, or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the Trustee for cancellation; or

(b) all Notes of that series issued thereunder that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing or electronic delivery of a notice of redemption or otherwise or will become due and payable by reason of the mailing or electronic delivery of a notice of redemption or otherwise within one year and the Issuers have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes of that series, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes of that series not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default shall have occurred and be continuing on the date of the deposit or will occur as a result of the deposit (other than a Default resulting from borrowing of funds to be applied to such deposit and any similar and simultaneous deposit relating to other Indebtedness, and in each case the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Issuers are a party or by which the Issuers are bound;

(3) the Issuers have paid or caused to be paid all sums payable by them under such Indenture; and

(4) the Issuers have delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes of that series issued thereunder at maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge with respect to the Indenture have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of CDW, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days or resign.

The Holders of a majority in principal amount of the then-outstanding Notes of a series issued under the Indenture will have the right to direct the time, method, and place of conducting any proceeding for exercising any remedy available to the Trustee under the Indenture, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes of a series issued thereunder, unless such Holder has offered to the Trustee security and indemnity satisfactory to the Trustee against any loss, liability, or expense.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a more detailed presentation of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“2026 Senior Notes” means the Issuers’ $1,000.0 million 2.670% senior notes due 2026.

“April 2028 Senior Notes” means the Issuers’ $600.0 million 4.250% senior notes due 2028.

“December 2028 Senior Notes” means the Issuers’ $500.0 million 3.276% senior notes due 2028.

“2029 Senior Notes” means the Issuers’ $700.0 million 3.250% senior notes due 2029.

“2030 Senior Notes” means the Issuers’ $600.0 million 5.100% senior notes due 2030.

“2031 Senior Notes” means the Issuers’ $1,000.0 million 3.569% senior notes due 2031.

“2034 Senior Notes” means the Issuers’ $600.0 million 5.550% senior notes due 2034.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement, or otherwise.

“Attributable Value” means, in respect of any Sale/Leaseback Transaction, as of the time of determination, the lesser of:

(a) the sale price of the Principal Property so leased multiplied by a fraction, the numerator of which is the remaining portion of the base term of the lease included in such Sale/Leaseback Transaction and the denominator of which is the base term of such lease; and

(b) the total obligation (discounted to present value at the rate of interest implicit in the transaction, as determined in good faith by CDW, or, if it is not practicable to determine such rate, the rate of interest specified by the terms of the debt securities, in either case compounded semi-annually) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates, and other items that do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such Sale/Leaseback Transaction.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, capital stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights, or other equivalents (however designated) of capital stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) U.S. dollars;

(2) (i) Sterling, Canadian Dollars, Euro, or any national currency of any participating member state of the economic and monetary union contemplated by the Treaty on European Union; or

(ii) in the case of CDW or a Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits, and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with (i) any lender under the Senior Loan Facilities or an Affiliate thereof or (ii) any commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the U.S. Dollar Equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated P-1 by Moody’s or A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar securities having a rating of P-1 or A-1 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above;

(9) readily marketable direct obligations issued by any state, commonwealth, or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(10) investments with average maturities of 12 months or less from the date of acquisition in money market funds rated A (or the equivalent thereof) or better by S&P or A3 (or the equivalent thereof) or better by Moody’s:

(11) shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (1) through (10) above; and

(12) in the case of any Foreign Subsidiary, investments of comparable tenure and credit quality to those described in the foregoing clauses (1) through (11) above or other high quality short term investments, in each case, customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Pooling Arrangements” means a deposit account arrangement among a single depository institution, CDW and one or more Foreign Subsidiaries involving the pooling of cash deposits in and overdrafts in respect of one or more deposit accounts (each located outside of the United States and any States and territories thereof) with such institution by CDW and such Foreign Subsidiaries for cash management purposes.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer, or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of CDW and its Subsidiaries, taken as a whole, to any Person;

(2) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding, or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) in a single transaction or in a related series of transactions, by way of merger, consolidation, or other business combination or purchase of Beneficial Ownership, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of CDW or any of its direct or indirect parent entities, including, without limitation, Parent;

(3) the adoption of a plan relating to the liquidation or dissolution of CDW; or

(4) CDW or any of its direct or indirect parent entities, including, without limitation, Parent, consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into CDW or any of its direct or indirect parent entities, including, without limitation, Parent, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of CDW or any of its direct or indirect parent entities, including, without limitation, Parent, or such other Person is converted into or exchanged for cash, securities, or other property, other than any such transaction where the shares of the Voting Stock of CDW or any of its direct or indirect parent entities, including, without limitation, Parent, outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect on the Issue Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto, or substituted therefor.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” of any Person means Capital Stock in such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Capital Stock of any other class in such Person.

“Consolidated Total Assets” means at any date, total assets of CDW and its Subsidiaries on a consolidated basis prepared in accordance with GAAP, shown on the most recent balance sheet of CDW and its Subsidiaries.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case prior to the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of CDW or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by CDW or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided further that any Capital Stock held by any future, current or former employee, director, officer, manager, or consultant of CDW, any of its Subsidiaries, any of its direct or indirect parent companies, or any other entity in which CDW or a Subsidiary has an Investment, in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan, or stock option plan or any other management or employee benefit plan or agreement, shall not constitute Disqualified Stock solely because it may be required to be repurchased by CDW or its Subsidiaries.

“Domestic Subsidiaries” means, with respect to any Person, any subsidiary of such Person other than a Foreign Subsidiary.

“Equity Interests” means Capital Stock and all warrants, options, or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Existing Inventory Financing Agreements” means the following agreements, in each case, as amended, amended and restated, supplemented, refinanced, refunded, or otherwise modified and in effect from time to time: (i) that certain Inventory Financing Agreement, dated as of June 6, 2014, by and among Wells Fargo Commercial Distribution Finance, LLC (as successor to GE Commercial Distribution Finance Corporation), CDW Logistics LLC, CDW Technologies LLC, CDW Government LLC, CDW Direct, LLC, and CDW, (ii) that certain Inventory Financing Agreement, dated as of October 12, 2007, by and among Wells Fargo Commercial Distribution Finance, LLC (as successor to GE Commercial Distribution Finance Corporation), CDW Logistics, Inc., CDW Technologies, Inc., CDW Direct, LLC, and CDW Government LLC, (iii) that certain Agreement for Wholesale Financing—Credit Agreement, dated as of December 1, 2021, by and between IBM Credit LLC, and CDW Logistics LLC, (iv) that certain Agreement for Wholesale Financing—Credit Agreement, dated as of

December 1, 2021, by and between IBM Credit LLC, and Sirius Computer Solutions, Inc., (v) that certain Supply Agreement, dated as of April 9, 2026, by and among CDW Logistics LLC, Eliant Inventory Logistics LP, and CDW Corporation, and (vi) that certain Agreement for Wholesale Financing (Unsecured Credit Agreement), dated as of August 14, 2026, by and among Peridot Financing Solutions LLC, CDW Logistics LLC, Sirius Computer Solutions, LLC, and Sirius Federal, LLC.

“Fitch” means Fitch Ratings Inc., or any successor to the rating agency business thereof.

“Foreign Subsidiary” means, with respect to any Person, (a) any subsidiary of such Person that is organized and existing under the laws of any jurisdiction outside the United States of America or (b) any subsidiary of such Person that has no material assets other than the Capital Stock of one or more subsidiaries described in clause (a) and other assets relating to an ownership interest in any such Capital Stock or subsidiaries.

“GAAP” means generally accepted accounting principles in the United States in effect on the Issue Date, except for any reports required to be delivered under the covenant described under “—Reports,” which shall be prepared in accordance with GAAP in effect on the date thereof. At any time after the Issue Date, CDW may elect to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in the Indenture); provided that any such election, once made, shall be irrevocable; provided, further, any calculation or determination in the Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to CDW’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. CDW shall give notice of any such election made in accordance with this definition to the Trustee and the holders of Notes.

For purposes of this “Description of Notes,” the term “consolidated” with respect to any Person means such Person consolidated with its Subsidiaries.

“Governmental Authority” means the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions).

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations. When used as a verb, “guarantee” shall have a corresponding meaning.

“Guarantee” means the guarantee of the obligations of the Issuers under the Indenture and the Notes by Parent in accordance with the provisions of the Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantor” means Parent.

“holder” means, with reference to any Indebtedness or other Obligations, any holder or lender of, or trustee or collateral agent or other authorized representative with respect to, such Indebtedness or Obligations.

“Holder” means the Person in whose name a Note of a series is registered, in each case on the registrar’s books.

“Indebtedness” means, with respect to any Person,

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i) in respect of borrowed money,

(ii) evidenced by bonds, notes, debentures, or similar instruments,

(iii) evidenced by letters of credit (or, without duplication, reimbursement agreements in respect thereof),

(iv) Capitalized Lease Obligations, or

(v) representing the deferred and unpaid balance of the purchase price of any property (other than Capitalized Lease Obligations),

if and to the extent that any of the foregoing Indebtedness (other than letters of credit) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business),

(c) Disqualified Stock of such Person, and

(d) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person);

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (A) contingent obligations incurred in the ordinary course of business, (B) items that would appear as a liability on a balance sheet prepared in accordance with GAAP as a result of the application of ASC 842-40, “Sale-Leaseback Transactions,” (C) [Reserved], (D) obligations under or in respect of the Existing Inventory Financing Agreements and other similar inventory financing agreements entered into in the ordinary course of business, (E) any such balance that constitutes a trade payable or similar obligation to a trade creditor in each case accrued in the ordinary course of business, (F) liabilities accrued in the ordinary course of business, (G) earn-outs and other contingent payments in respect of acquisitions except to the extent that the liability on account of any such earn-outs or contingent payment becomes fixed, (H) deferred or prepaid revenue, and (I) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller. The amount of Indebtedness of any person under clause (d) above shall be deemed to equal the lesser of (x) the aggregate unpaid amount of such Indebtedness secured by such Lien and (y) the fair market value of the property encumbered thereby as determined by such person in good faith. The Indebtedness of any person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Investment Grade Rating” means a rating equal to or higher than BBB- or better by Fitch (or the equivalent), Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Issue Date” means September , 2026.

“Legal Holiday” means a Saturday, a Sunday, or a day on which banking institutions in the City of New York, the city in which the principal corporate trust office of the Trustee is located, or at a place of payment are authorized by law, regulation, or executive order to remain closed. If a payment date is a Legal Holiday, payment shall be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest, or other encumbrance on, in or of such asset, and (b) the interest of a vendor or lessor under any conditional sale agreement or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing), any option or other agreement to sell or give a security interest in such asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction with respect to such asset; provided that in no event shall an operating lease or occupancy agreement be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Obligations” means any principal, interest, premium, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit), costs, expenses, damages, and other liabilities, and guarantees of payment of such principal, interest, premium, penalties, fees, indemnifications, reimbursements, costs, expenses, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer, Principal Accounting Officer, Controller, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or Assistant Treasurer or the Secretary or any Assistant Secretary.

“Officer’s Certificate” means a certificate signed on behalf of CDW, by an Officer of CDW who is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of CDW and on behalf of FinanceCo, by an Officer of FinanceCo who is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of FinanceCo, that meets the requirements set forth in the Indenture.

“Officer’s Certificate of CDW” means a certificate signed on behalf of CDW by an Officer of CDW who is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of CDW that meets the requirements set forth in the Indenture.

“Officer’s Certificate of Guarantor” means a certificate signed on behalf of the Guarantor by an Officer of the Guarantor who is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Guarantor that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to CDW.

“Parent” means CDW Corporation and any successor thereto.

“Permitted Liens” means the following types of Liens:

(1) deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

(2) [Reserved];

(3) [Reserved];

(4) [Reserved];

(5) [Reserved];

(6) [Reserved];

(7) [Reserved];

(8) [Reserved];

(9) [Reserved];

(10) [Reserved];

(11) judgment liens in respect of judgments that do not constitute an Event of Default;

(12) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, and other social security laws or regulations, or deposits to secure the performance of tenders, contracts (other than for the payment of Indebtedness), or leases, or deposits to secure public or statutory obligations, or deposits as security for contested taxes or import or customs duties or for the payment of rent, or deposits or other security securing liabilities to insurance carriers under insurance or self-insurance arrangements or earnest money deposits required in connection with a purchase agreement or other acquisition, in each case incurred in the ordinary course of business or consistent with past practice;

(13) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, and other like Liens imposed by applicable law, (i) arising in the ordinary course of business and securing obligations that are not overdue by more than ninety (90) days, (ii) that are being contested in good faith by appropriate proceedings, or (iii) the existence of which would not reasonably be expected to result in a material adverse effect;

(14) easements, zoning restrictions, rights-of-way, and similar encumbrances on real properties imposed by law or arising in the ordinary course that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the conduct of business;

(15) leases, licenses, subleases, sublicenses, or operating agreements (including, without limitation, licenses and sublicenses of intellectual property) granted to others in the ordinary course of business that do not interfere in any material respect with the business of CDW or any of its material Subsidiaries or which do not by their own terms secure any Indebtedness;

(16) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant, or permit held by CDW or any of its Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant, or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(17) banker’s Liens, rights of setoff, or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(18) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by CDW and its Subsidiaries in the ordinary course of business;

(19) [Reserved];

(20) Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods in the ordinary course of business;

(21) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(22) Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of CDW or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of CDW and its Subsidiaries, or (iii) relating to purchase orders and other agreements entered into by CDW or any Subsidiary in the ordinary course of business;

(23) Liens solely on any cash earnest money deposits made by CDW or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture;

(24) Liens with respect to the assets of a Subsidiary securing Indebtedness of such Subsidiary;

(25) Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

(26) security given to a public or private utility or any Governmental Authority as required in the ordinary course of business;

(27) landlords’ and lessors’ Liens in respect of rent not in default for more than sixty days or the existence of which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect;

(28) Liens in favor of customs and revenues authorities imposed by applicable law arising in the ordinary course of business in connection with the importation of goods;

(29) Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business;

(30) [Reserved];

(31) Liens on inventory or equipment of CDW or any of its Subsidiaries granted in the ordinary course of business to CDW’s or such Subsidiary’s clients or customers at which such inventory or equipment is located;

(32) pledges or deposits made in the ordinary course of business to secure liability to insurance carriers and Liens on insurance policies and the proceeds thereof (whether accrued or not), rights or claims against an insurer, or other similar asset securing insurance premium financings;

(33) Liens on cash deposits of CDW and Foreign Subsidiaries subject to a Cash Pooling Arrangement or otherwise over bank accounts of CDW and Foreign Subsidiaries maintained as part of the Cash Pooling Arrangement, in each case securing liabilities for overdrafts of CDW and Foreign Subsidiaries participating in such Cash Pooling Arrangements;

(34) [Reserved];

(35) Liens consisting of customary contractual restrictions on cash and Cash Equivalents;

(36) Liens securing the Notes and related Guarantee; and

(37) Liens securing other Indebtedness; provided that at the time of and after giving effect to the incurrence thereof, the aggregate principal amount of Indebtedness secured thereby does not exceed the greater of $1,200.0 million and 10% of Consolidated Total Assets of CDW and its Subsidiaries.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company, or government, or other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution, or winding up.

“Principal Property” means our corporate headquarters and any warehouse or distribution center, together with any land, land improvements, buildings, and fixtures related thereto, owned or leased at the Issue Date or acquired after that date by CDW or a Subsidiary and which is located within the United States, other than: (a) any property which in the opinion of our Board of Directors is not of material importance to the total business conducted by us as an entirety; or (b) any portion of a particular property which is similarly found not to be of material importance to the use or operation of such property.

“Rating Agencies” means Fitch, Moody’s, and S&P or if Fitch, Moody’s, or S&P or any of them shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuers which shall be substituted for Fitch, Moody’s, or S&P, or any of them, as the case may be.

“Ratings Event” means the rating of a series of Notes is lowered by each of the Rating Agencies and a series of Notes are rated below Investment Grade Rating by each of the Rating Agencies on any day during the period (which period will be extended so long as the rating of a series of Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing on the earlier of the date of the first public occurrence of a Change of Control or the date of public announcement by CDW of an agreement that, if consummated, would result in a Change of Control and ending 60 days following consummation of such Change of Control.

“Required Holders” as to a series of Notes means, as of any date of determination, Holders that hold such Notes that, in the aggregate, represent more than 50% of the sum of the principal amount of all Notes of such series outstanding at such time.

“Revolving Loan Facility” means that certain senior revolving loan facility credit agreement, dated as of December 17, 2025, among CDW, CDW Finance Holdings Limited, the guarantors party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, the lenders party thereto, and certain other parties specified therein, providing for revolving loans, including any related notes, debentures, bonds, guarantees, instruments, and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter), or refinanced from time to time in one or more agreements, indentures, notes, bonds, facilities, or other forms of indebtedness in whole or in part (in each case with the same or new agents, lenders, or investors), including any agreement adding or changing the borrower or issuer or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by CDW or any Subsidiary whereby CDW or such Subsidiary sells or transfers such property to any Person and CDW or any Subsidiary leases such property from such Person or its Affiliates.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Senior Loan Facilities” means the Revolving Loan Facility and the Term Loan Facility.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other Person (i) of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of CDW.

“Term Loan Facility” means that certain senior term loan facility credit agreement, dated as of December 17, 2025, among CDW, JPMorgan Chase Bank, N.A., as Administrative Agent, the lenders party thereto, and certain other parties specified therein, providing for term loans, including any related notes, debentures, bonds, guarantees, instruments, and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter), or refinanced from time to time in one or more agreements, indentures, notes, bonds, facilities, or other forms of indebtedness in whole or in part (in each case with the same or new agents, lenders, or investors), including any agreement adding or changing the borrower or issuer or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“U.S. Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

Whenever it is necessary to determine whether CDW has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Securities” means securities that are:

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or in existence on the date hereof, and all of which are subject to change or different interpretation, possibly with retroactive effect. No rulings have been sought or are expected to be sought from the Internal Revenue Service (the “IRS”) with respect to any of the tax consequences discussed below, and no assurance can be given that the IRS will not successfully assert contrary positions.

This discussion only addresses U.S. federal income tax considerations for notes held as “capital assets,” within the meaning of the Code and purchased in this offering at the “issue price” of the applicable series (i.e., the first price at which a substantial amount of notes of the applicable series is sold for cash (excluding sales to underwriters or persons acting in a similar capacity)).

This discussion is for general information only and does not address all of the U.S. federal income tax considerations that may be relevant to specific beneficial owners of the notes in light of their particular circumstances (such as beneficial owners that are treated as being related to us for U.S. federal income tax purposes) or to beneficial owners of the notes that are subject to special treatment under U.S. federal income tax laws (such as banks or other financial institutions, insurance companies, partnerships or S corporations for U.S. federal income tax purposes (or investors in such entities), tax-exempt entities, retirement plans, dealers in securities or currencies, brokers, traders in securities that have elected the mark-to-market method of accounting for their securities, holders that have made an election to include in gross income all interest on a note under the constant yield method, real estate investment trusts, regulated investment companies, persons who hold their notes as part of a straddle, hedge, conversion transaction, or other integrated investment, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, persons subject to special tax accounting rules as a result of any item of gross income with respect to the notes being taken into account in an applicable financial statement (as defined in section 451 of the Code), controlled foreign corporations, passive foreign investment companies, U.S. holders that hold notes through non-U.S. brokers or other non-U.S. intermediaries, or U.S. expatriates). This discussion does not address alternative minimum taxes, the base erosion and anti-abuse tax, U.S. state or local tax considerations, U.S. federal tax laws other than income tax laws (such as the Medicare tax on certain investment income or estate and gift tax laws), or non-U.S. tax considerations. Further this discussion does not address any consequences that may result pursuant to Treasury regulations promulgated under section 385 of the Code with respect to any holder that is considered related to the Issuers for the purposes of such regulations.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the notes, the tax treatment of such partnership and each partner will depend upon the status and the activities of the partnership and the partner. If you are a partnership or a partner in a partnership considering an investment in the notes, we urge you to consult your tax advisors.

WE URGE PROSPECTIVE BENEFICIAL OWNERS TO CONSULT THEIR TAX ADVISORS FOR ANALYSIS OF THE PARTICULAR TAX CONSIDERATIONS APPLICABLE TO THEM AS A RESULT OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY OF ANY U.S. FEDERAL, STATE, AND LOCAL TAX LAWS OR NON-U.S. TAX LAWS, ANY CHANGES IN APPLICABLE TAX LAWS, AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.

Effect of Certain Additional Payments

In certain circumstances, including certain changes of control, we may be required to make payments on the notes in addition to stated principal and stated interest or to make payments in advance of their scheduled times

(see, e.g., “Description of Notes—Repurchase at the Option of Holders—Change of Control Repurchase Event”). Such contingencies may cause the notes to be treated as contingent payment debt instruments, in which case the timing and amount of income inclusions and the character of income recognized may be different from the consequences discussed herein. The Treasury regulations regarding debt instruments that provide for one or more contingent payments state that, for purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies (and certain other contingencies) are ignored. Although the matter is not free from doubt, we believe that the foregoing contingencies, in the aggregate, are remote or incidental (or that certain other exceptions apply), and, accordingly, we intend to take the position that the notes are not contingent payment debt instruments. Our determination will be binding on all holders, except a holder that discloses its differing position in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which a note was acquired. Our determination is not, however, binding on the IRS, and if the IRS were to challenge such determination, a holder might be required to accrue ordinary income on the notes at a rate in excess of the stated interest rate, and to treat as ordinary income, rather than capital gain, any income recognized on the taxable disposition of a note. In the event a contingency actually occurs, it may affect the amount and timing (and possibly character) of the income that a holder will recognize. The discussion below assumes that our determination that these contingencies are remote or incidental is correct and assumes that the notes will not be treated as contingent payment debt instruments.

Certain U.S. Federal Income Tax Considerations for U.S. Holders

For purposes of this discussion, “U.S. holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any State thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of the source thereof; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (ii) the trust has a valid election in effect to be treated as a United States person.

Taxation of Stated Interest

Generally, payments of stated interest on the notes will be taxable as ordinary income as received or accrued in accordance with the U.S. holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Retirement, Redemption, or Other Taxable Disposition of the Notes

Upon the sale, exchange, retirement, redemption, or other taxable disposition of a note, a U.S. holder generally will recognize gain or loss equal to the difference, if any, between (A) the amount of cash and the fair market value of all other property received on the disposition (other than any such amount attributable to accrued and unpaid stated interest, which will be taxed as ordinary income to the extent not previously so taxed) and (B) the U.S. holder’s “adjusted tax basis” in the note. A U.S. holder’s adjusted tax basis in a note generally will equal the amount paid for the note determined at the time of purchase.

Any gain or loss that a U.S. holder recognizes upon the sale, exchange, retirement, redemption, or other taxable disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the disposition, the U.S. holder’s holding period for the note is more than one year. Long-term capital gains recognized by an individual or other non-corporate U.S. holder generally are subject to a reduced rate of U.S. federal income tax. Capital losses are subject to limits on deductibility.

Information Reporting and Backup Withholding

Information reporting will apply to stated interest paid on, and the proceeds of the sale, exchange, retirement, redemption, or other taxable disposition of, a note held by a U.S. holder unless such holder establishes an exemption from information reporting. Backup withholding may also apply (currently, at a rate of 24%) unless such holder establishes an exemption by providing the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information (generally, on IRS Form W-9) or otherwise establishes an exemption. Any amount withheld under the backup withholding rules is allowable as a credit against a U.S. holder’s U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed such holder’s actual U.S. federal income tax liability and such holder timely provides the required information or appropriate claim form to the IRS.

Certain U.S. Federal Income Tax Considerations for Non-U.S. Holders

For purposes of this discussion, “non-U.S. holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes, an individual, corporation, estate, or trust that is not a U.S. holder.

For purposes of the following discussion, interest on the notes, and gain on the sale, exchange, retirement, redemption, or other taxable disposition of the notes, will be considered “U.S. trade or business income” of a non-U.S. holder if such income or gain is effectively connected with the conduct of a trade or business in the United States by such non-U.S. holder.

Taxation of Interest

Subject to the discussion below concerning backup withholding and FATCA (as defined below), a non-U.S. holder will not be subject to U.S. federal income or withholding tax in respect of interest paid on the notes if the interest qualifies for the “portfolio interest exemption.” This will be the case if each of the following requirements is satisfied:

•	the interest is not U.S. trade or business income of the non-U.S. holder;

•	the non-U.S. holder does not actually or constructively own stock possessing 10% or more of the combined voting power of all classes of stock of CDW Corporation;

•	the non-U.S. holder is not a controlled foreign corporation, within the meaning of the Code, that is actually or constructively related to CDW Corporation through sufficient stock ownership;

•	the non-U.S. holder is not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code; and

•	the non-U.S. holder complies with the certification requirement described below.

The certification requirement generally will be satisfied if the non-U.S. holder provides the withholding agent with a statement on IRS Form W-8BEN or IRS Form W-8BEN-E (or suitable substitute form), together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S. holder, and stating, among other things, that the non-U.S. holder is not a United States person. Prospective non-U.S. holders should consult their tax advisors regarding alternative methods for satisfying the certification requirement.

If the requirements of the portfolio interest exemption are not satisfied with respect to a non-U.S. holder, a 30% U.S. federal income withholding tax will apply to interest paid on the notes to such non-U.S. holder, unless another exemption is applicable. For example, an applicable income tax treaty may reduce or eliminate such tax, in which event a non-U.S. holder claiming the benefit of such treaty must provide the withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or suitable substitute form). Alternatively, an exemption applies if the interest is U.S. trade or business income of the non-U.S. holder and the non-U.S. holder provides the withholding agent with a properly executed IRS Form W-8ECI (or suitable substitute form).

If the interest is U.S. trade or business income of a non-U.S. holder, such non-U.S. holder generally will be subject to U.S. federal income tax with respect to all interest on the notes in the same manner as U.S. holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, non-U.S. holders that are corporations generally will be subject to a branch profits tax with respect to any earnings and profits attributable to such U.S. trade or business (subject to adjustments) at a rate of 30% (or at a reduced rate under an applicable income tax treaty). Payments of interest that are U.S. trade or business income will generally not be subject to the 30% withholding tax provided that the non-U.S. holder claims an applicable exemption from withholding, unless an applicable income tax treaty provides otherwise. To claim exemption from withholding, the non-U.S. holder must certify its qualification, which generally can be done by providing the applicable withholding agent with a properly executed IRS Form W-8ECI (or other applicable form).

Sale, Exchange, Retirement, Redemption, or Other Taxable Disposition of the Notes

Subject to the discussion below concerning backup withholding and FATCA, generally, a non-U.S. holder will not be subject to U.S. federal income tax on any gain recognized on the sale, exchange, retirement, redemption, or other taxable disposition of a note, unless (i) such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement, redemption, or other taxable disposition and certain other conditions are met (in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or lower applicable treaty rate)) or (ii) the gain is U.S. trade or business income of the non-U.S. holder. If the gain is U.S. trade or business income of the non-U.S. holder, the non-U.S. holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as U.S. holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, non-U.S. holders that are corporations generally will be subject to a branch profits tax with respect to any earnings and profits attributable to such U.S. trade or business (subject to adjustments) at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

To the extent the proceeds from the sale, exchange, retirement, redemption, or other taxable disposition of a note represent accrued and unpaid interest, the non-U.S. holder generally will be subject to U.S. federal income tax with respect to such accrued and unpaid interest in the same manner as described above under “Taxation of Interest.”

Information Reporting and Backup Withholding

Amounts of interest paid to a non-U.S. holder on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to such holder.

U.S. federal backup withholding (currently at a rate of 24%) generally will not apply to payments of interest on a note to a non-U.S. holder if the statement described above under “Taxation of Interest” is duly provided by such holder or such holder otherwise establishes an exemption.

Payments to a non-U.S. holder of the proceeds of a sale, exchange, retirement, redemption, or other taxable disposition of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless such holder properly certifies under penalties of perjury as to such holder’s non-U.S. status and certain other conditions are met or such holder otherwise establishes an exemption. Backup withholding generally will not apply to any payment to a non-U.S. holder of the proceeds of the disposition of a note effected outside the United States by a non-U.S. office of a broker. However, unless such a broker has documentary evidence in its records as to such non-U.S. holder’s non-U.S. status and certain other conditions are met, or such holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of a note effected outside the United States by such a broker if the broker:

•	is a United States person;

•	derived 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

•	is a controlled foreign corporation for U.S. federal income tax purposes; or

•

is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business.

Any amount withheld under the backup withholding rules is allowable as a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, and a refund may be obtained if amounts withheld exceed such holder’s actual U.S. federal income tax liability and if the proper information is timely provided to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code, as modified by U.S. Treasury regulations, guidance from the IRS and intergovernmental agreements, and subject to further guidance (collectively, the “Foreign Account Tax Compliance Act,” or “FATCA”) generally impose a U.S. federal withholding tax of 30% on interest income paid on a debt obligation to (i) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) and satisfy certain withholding obligations, and (ii) a foreign entity that is not a financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity. FATCA initially imposed a withholding tax on gross proceeds from a sale, exchange, retirement, redemption, or other taxable disposition of the notes. However, proposed Treasury regulations, which state that taxpayers may rely on the proposed regulations until final regulations are issued, provide that this withholding tax shall not apply to gross proceeds from a sale or other taxable disposition of the notes. An intergovernmental agreement between the U.S. and the applicable foreign country, or future Treasury regulations, or other guidance, may modify these requirements. Investors are strongly encouraged to consult with their tax advisors regarding the implications of FATCA on their investment in our notes.

UNDERWRITING

BofA Securities, Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC, and Wells Fargo Securities, LLC are acting as the representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement between us and the representatives, we have agreed to sell to each underwriter, and each underwriter has severally, and not jointly, agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriters	Principal Amount of % Senior Notes due 20	Principal Amount of % Senior Notes due 20	Principal Amount of % Senior Notes due 20
BofA Securities, Inc.	$	$	$
J.P. Morgan Securities LLC
Mizuho Securities USA LLC
Wells Fargo Securities, LLC

Total	$	$	$

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters have agreed to purchase all of the notes if any of them are purchased.

The underwriters initially propose to offer the notes to the public at the applicable public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the 20  Notes to selected dealers at the public offering price minus a concession of up to  % of the principal amount of the 20  Notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to  % of the principal amount of the 20  Notes to certain other dealers. The underwriters may offer the 20  Notes to selected dealers at the public offering price minus a concession of up to  % of the principal amount of the 20  Notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to  % of the principal amount of the 20  Notes to certain other dealers. The underwriters may offer the 20  Notes to selected dealers at the public offering price minus a concession of up to  % of the principal amount of the 20  Notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to  % of the principal amount of the 20  Notes to certain other dealers. After the initial offering, the underwriters may change the public offering prices and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The following table shows the underwriting discounts to be paid to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by us
Per 20 Note		%
Per 20 Note		%
Per 20 Note		%

In the underwriting agreement, we have agreed that:

•

We will not offer or sell any of our debt securities (other than the notes) from the date of this prospectus supplement through and including the date of settlement without the prior consent of the representatives.

•

We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

•	In addition to the underwriting discount discussed above, we will pay our expenses related to the offering, which we estimate will be $ .

The notes are new issues of securities, and there are currently no established trading markets for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes of each series, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes of any series, that you will be able to sell your notes at a particular time, or that the prices that you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions, and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing, or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the prices of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

We expect that delivery of the notes will be made against payment therefor on or about     , 2026, which will be the   business day following the date of pricing of the notes (such settlement cycle being herein referred to as “T+   ”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing will be required, by virtue of the fact that the notes initially will settle T+   , to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes prior to the first business day before settlement should consult their own advisor.

Certain of the underwriters and their affiliates have in the past provided, and may in the future provide, investment banking, commercial banking, derivative transactions, and financial advisory services to us and our affiliates in the ordinary course of business for which they have received and may continue to receive customary fees and commissions. Certain of the underwriters or their respective affiliates are agents, arrangers, and/or lenders under our Senior Loan Facilities.

Other Relationships

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investment and securities activities may involve our securities and instruments, including our outstanding 2026 Senior Notes. Therefore, since proceeds from this offering will be used to redeem our outstanding 2026 Senior Notes, certain of the underwriters and/or their respective affiliates may receive proceeds from this offering. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling restrictions

Notice to prospective investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Prohibition of sales to European Economic Area retail investors

The notes are not intended to be offered, sold, or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus supplement has been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that member state of the EEA of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Issuers or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, in each case, in relation to such offer. Neither the Issuers nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Issuers or the underwriters to publish or supplement a prospectus for such offer. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

Notice to prospective investors in the United Kingdom

This prospectus supplement is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom (the “UK”), or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Promotion Order) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

The notes are not intended to be offered, sold, or otherwise made available to and should not be offered, sold, or otherwise made available to any retail investor in the UK.

For these purposes, a retail investor means a person who is neither: (i) a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); nor (ii) a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (the “POATRs”); and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Consequently, no disclosure document required by the U.K. Financial Conduct Authority (“FCA”) Product Disclosure Sourcebook (“DISC”) for offering, selling or distributing the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the DISC and Consumer Composite Investments (Designated Activities) Regulation 2024.

This prospectus supplement has been prepared on the basis that any offer of notes in the UK will be made pursuant to one of the exceptions specified in Part 1 of Schedule 1 of the POATRs. Unless the pricing supplement indicates otherwise, the notes will not be “admitted to trading” on a “regulated market” in the UK within the meaning of Section 1.4.1R of the FCA Prospectus Rules: Admission to Trading on a Regulated Market sourcebook (“PRM”) and, accordingly, no document will be required to be published as a prospectus as approved by the FCA in accordance with the PRM. This prospectus supplement is not a prospectus for the purposes of the PRM.

Notice to prospective investors in Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to prospective investors in Hong Kong

The notes may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation, or document relating to the notes may be issued, whether in Hong Kong or elsewhere, that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

Notice to prospective investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948) (as amended) (the “FIEL”), and each of the underwriters and each of its affiliates has represented and agreed that it has not offered or sold, and it will not offer or sell, directly or indirectly, any of the notes in or to residents of Japan or to any persons for reoffering or resale, directly or indirectly in Japan or to any resident of Japan, except pursuant to any exemption from the registration requirements of and otherwise in compliance with, the FIEL available thereunder and in compliance with the other relevant laws and regulations of Japan.

Notice to prospective investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than: (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities, or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (i) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (ii) where no consideration is or will be given for the transfer; (iii) where the transfer is by operation of law; (iv) as specified in Section 276(7) of the SFA; or (v) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore Securities and Futures Act Product Classification – Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, each issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to prospective investors in Australia

No placement document, prospectus, product disclosure statement, or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement, or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement, or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act), or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring notes must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation, or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to prospective investors in Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Rule 2.3 (Offered Securities Rules) of the Markets Rules (MKT) VER15/07-19 of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. This prospectus supplement relates to an Exempt Offer, which is not subject to any form of regulation or approval by the DFSA. The DFSA has no responsibility for reviewing or verifying any prospectus or documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to prospective investors in Taiwan

The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued, or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding, or otherwise intermediate the offering and sale of the notes in Taiwan.

Notice to prospective investors in the United Arab Emirates

The offering of the notes has not been approved or licensed by the UAE Central Bank, the UAE Securities and Commodities Authority (“SCA”), the Dubai Financial Services Authority (“DFSA”), or any other relevant licensing authorities in the UAE, and the notes may not be offered to the public in the UAE (including the DIFC). This prospectus supplement is being issued to a limited number of institutional and individual investors:

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(a) who meet the criteria of a “Qualified Investor” as defined in the SCA Board of Directors Decision No. 3 R.M. of 2017 (but excluding subparagraph 1(d) in the “Qualified Investor” definition relating to natural persons);

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(b) upon their request and confirmation that they understand that the notes have not been approved or licensed by or registered with the UAE Central Bank, the SCA, DFSA or any other relevant licensing authorities or governmental agencies in the UAE; and

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(c) upon their confirmation that they understand that the prospectus supplement must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose.

LEGAL MATTERS

The validity of the notes and the Guarantee offered hereby and certain other legal matters will be passed upon for us by Sidley Austin LLP, New York, New York. Certain legal matters related to the notes offered hereby will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The consolidated financial statements of CDW Corporation and its subsidiaries appearing in CDW Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2025, and the effectiveness of CDW Corporation and its subsidiaries’ internal control over financial reporting as of December 31, 2025, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and special reports and other information with the SEC. In addition, we have filed with the SEC a Registration Statement on Form S-3 relating to the securities covered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement and the exhibits and schedules filed therewith and in our reports and other information incorporated by reference herein. Any statements made in this prospectus supplement and the accompanying prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

Our SEC filings are available on the SEC’s website at http://www.sec.gov. You may access our recent Registration Statements on Form S-3 and our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. We also maintain a website at http://www.cdw.com. Except for the information incorporated by reference as noted below, our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus supplement or the accompanying prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows the “incorporation by reference” of the information filed by us with the SEC into this prospectus supplement and the accompanying prospectus, which means that important information can be disclosed to you by referring you to those documents and those documents will be considered part of this prospectus supplement and the accompanying prospectus. Information that we file later with the SEC will automatically update and supersede the previously filed information. The documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than portions of these documents deemed to be “furnished” or not deemed to be “filed,” including the portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3), or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items) are incorporated by reference herein:

•	Our Annual Report on Form 10-K for the year ended December 31, 2025 filed on February 20, 2026.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026, filed on May 6, 2026, and August 5, 2026, respectively.

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The portions of our Definitive Proxy Statement on Schedule 14A filed on April 10, 2026 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2025.

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Our Current Reports on Form 8-K filed on February 4, 2026 (Item 8.01 only), March  27, 2026, May  6, 2026 (Item 8.01 only), May  13, 2026 (Item 8.01 only), May  26, 2026, August  5, 2026 (Item 8.01 only), and August 5, 2026 (Item 5.02 only).

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement or the accompanying prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus. Our Commission File Number is 001-35985.

If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus supplement or the accompanying prospectus. Any such request should be directed to:

CDW Corporation

200 N. Milwaukee Avenue

Vernon Hills, Illinois 60061

(847) 465-6000

Attention: Investor Relations

PROSPECTUS

CDW CORPORATION

Common Stock

Preferred Stock

Depositary Shares

Warrants

Subscription Rights

Debt Securities

Guarantees of Debt Securities

Share Purchase Contracts

Share Purchase Units

CDW LLC

CDW FINANCE CORPORATION

Debt Securities

CDW Corporation, CDW LLC, and CDW Finance Corporation may offer and sell, from time to time, in one or more offerings, any combination of securities we describe in this prospectus. This prospectus also covers guarantees, if any, of our obligations under any debt securities, which may be given by CDW Corporation. In addition, any selling stockholders to be named in a prospectus supplement may offer and sell, from time to time, in one or more offerings, shares of our common stock. The securities may be offered and sold to or through one or more underwriters, dealers, and agents, or directly to purchasers, on a delayed or continuous basis.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus.

To the extent that any selling stockholder resells any securities, the selling stockholder may be required to provide you with the prospectus and a prospectus supplement identifying and containing specific information about the selling stockholder and the terms of the securities being offered.

Before investing, you should carefully read this prospectus and any related prospectus supplement.

CDW Corporation’s common stock is listed on the Nasdaq Global Select Market under the symbol “CDW.” If we decide to list or seek a quotation for any other securities, the prospectus supplement relating to those securities will disclose the exchange or market on which those securities will be listed or quoted.

Investing in our securities involves risks. You should refer to “Risk Factors” on page 1 of this prospectus and the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Securities and Exchange Commission on February 20, 2026 (which is incorporated by reference herein) and our other periodic reports and other information that we file with the Securities and Exchange Commission incorporated by reference in this prospectus and the applicable prospectus supplement and carefully consider that information before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 23, 2026.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we and/or any selling stockholders may sell any combination of the securities described in this prospectus in one or more offerings from time to time. This prospectus provides you with a general description of the securities we and/or any selling stockholders may offer. Each time we and/or any selling stockholders sell securities under this shelf registration, a prospectus supplement will be provided that will contain specific information about the terms of that offering. The prospectus supplement may also add, update, or change information contained in this prospectus. Therefore, if there is any inconsistency between the information contained or incorporated by reference in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement (including any information incorporated by reference therein). You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

We and/or any selling stockholders have not authorized any dealer, salesperson, or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

Unless the context otherwise requires or as otherwise expressly stated, references in this prospectus to the “Company,” “we,” “us,” and “our” and similar terms refer to CDW Corporation and its consolidated subsidiaries.

i

References to our “common stock” or our “preferred shares” refer to the common stock or preferred stock of CDW Corporation.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. In addition, we have filed with the SEC a Registration Statement on Form S-3 relating to the securities covered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement and the exhibits filed therewith and in our reports and proxy statements and other information incorporated by reference herein. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Our SEC filings are available to you on the SEC’s website at http://www.sec.gov and through the Nasdaq Global Select Market, 165 Broadway, New York, New York 10006, on which our common stock is listed.

We maintain a website at http://www.cdw.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Except for the information incorporated by reference as noted below, our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows the “incorporation by reference” of the information filed by us with the SEC into this prospectus, which means that important information can be disclosed to you by referring you to those documents and those documents will be considered part of this prospectus. Information that we file later with the SEC will automatically update and supersede the previously filed information. The documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than portions of these documents deemed to be “furnished” or not deemed to be “filed,” including the portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3), or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items) after the date of this prospectus and prior to the termination of the offerings under this prospectus are incorporated by reference herein:

•	Our Annual Report on Form 10-K for the year ended December 31, 2025 filed on February 20, 2026.

•	Our Current Reports on Form 8-K or Form 8-K/A, as applicable, filed on February 4, 2026 (with respect to Item 8.01 only).

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The description of our common stock, par value $0.01 per share, as contained in the Registration Statement on Form S-1 (File No.  333-187472), originally filed with the SEC on March 22, 2013, as updated by Exhibit 4.1 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and as subsequently amended or updated.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Our Commission File Number is 001-35985.

If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus. Any such request should be directed to:

CDW Corporation

200 N. Milwaukee Avenue

Vernon Hills, Illinois 60061

(847) 465-6000

Attention: Investor Relations

You should rely only on the information contained in, or incorporated by reference in, this prospectus. We have not authorized anyone else to provide you with different or additional information. This prospectus does not offer to sell or solicit any offer to buy any securities in any jurisdiction where the offer or sale is unlawful. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement, and the documents incorporated by reference herein and therein may contain “forward-looking statements” within the meaning of the federal securities laws. All statements other than statements of historical fact included in this prospectus, any accompanying prospectus supplement, and the documents incorporated by reference herein and therein are forward-looking statements. These statements relate to analyses and other information, which are based on forecasts of future results or events and estimates of amounts not yet determinable. These statements also relate to our future prospects, growth, developments, and business strategies. We claim the protection of The Private Securities Litigation Reform Act of 1995 for all forward-looking statements in this prospectus, any accompanying prospectus supplement, and the documents incorporated by reference herein and therein.

These forward-looking statements are identified by the use of terms and phrases such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “goal,” “intend,” “plan,” “potential,” “predict,” “project,” “target,” and similar terms and phrases or future or conditional verbs such as “could,” “may,” “should,” “will,” and “would.” However, these words are not the exclusive means of identifying such statements. Although we believe that our plans, intentions, and other expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that we will achieve those plans, intentions, or expectations. All forward-looking statements are subject to risks and uncertainties that may cause actual results or events to differ materially from those that we expected.

Important factors that could cause actual results or events to differ materially from our expectations, or cautionary statements, are disclosed under the section entitled “Risk Factors” included in our most recent Annual Report on Form 10-K and from time to time in our subsequent Quarterly Reports on Form 10-Q and our other SEC filings. These factors include, among others:

•	relationships with our vendor partners and wholesale distributors and the terms of their agreements;

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the ability of vendor partners, wholesale distributors, and third-party providers to fulfill their responsibilities and commitments and our reliance on certain key vendor partners and wholesale distributors;

•	our dependence on the continued innovations in technology by our vendor partners;

•	the use or capabilities of artificial intelligence and the challenges related to its adoption;

•	substantial competition that could reduce our market share;

•	the continuing development, maintenance, and operation of our information technology (“IT”) systems;

•	potential breaches of data security and failure to protect our IT systems from cybersecurity threats;

•	potential failures to provide high-quality services to our customers;

•	potential losses of any key personnel, significant increases in labor costs, or ineffective workforce management;

•	potential service failures or disruptions related to outsourcing arrangements with certain business processes;

•	potential adverse occurrences at one of our primary facilities or third-party data centers, including as a result of climate change;

•	increases in the cost of commercial delivery services or disruptions of those services;

•	exposure to accounts receivable and inventory risks;

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the costs and risks associated with, and the successful and timely execution and effects of, strategic investments or acquisitions or entry into joint ventures including our ability to align our investment efforts with our strategic goals;

•	the volatility and rapidly changing state of the technology industry, and any resulting volatility in the market price of our stock;

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the costs and risks associated with, and the successful and timely execution and effects of, our existing and any future business opportunities, expansions, initiatives, strategies, investments, and plans;

•	fluctuations in foreign currency and our operating results;

•	global and regional economic and political conditions, including the impact of inflationary pressures and the level of interest rates;

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decreases, delays, or changes in spending on technology products and services, including impacts of adverse changes in government spending and funding policies, federal procurement policies, and US government shutdowns;

•	potential disruptions in the supply of products from our suppliers, including capacity limitations and cost increases resulting from heightened demand related to artificial intelligence workloads;

•	potential failures to comply with public sector contracts or applicable laws and regulations;

•	current and future legal proceedings, investigations, and audits, including intellectual property infringement claims;

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potential failure to comply with complex and evolving laws and regulations applicable to our operations or to meet sometimes conflicting stakeholder expectations on environmental sustainability and corporate responsibility matters;

•	our level of indebtedness and the obligations imposed by agreements and instruments relating to our indebtedness;

•	fluctuations in the market price and trading volumes of our common stock and changes in, or the discontinuation of, our share repurchase program or dividend payments; and

•	other risk factors or uncertainties identified from time to time in our filings with the SEC.

All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by those cautionary statements contained in the section entitled “Risk Factors” included in our most recent Annual Report on the Form 10-K as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this prospectus, any accompanying prospectus supplement, and the documents incorporated by reference herein and therein in the context of these risks and uncertainties.

We caution you that the important factors referenced above may not reflect all of the factors that could cause actual results or events to differ from our expectations. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. The forward-looking statements included or incorporated by reference herein are made only as of the date hereof or, with respect to any documents incorporated by reference, available at the time such document was prepared or filed with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

v

OUR COMPANY

We are a Fortune 500 company, member of the S&P 500 Index, and a leading multi-brand provider of information technology (“IT”) solutions to business, government, education, and healthcare customers in the United States, the United Kingdom, and Canada. Our broad array of offerings ranges from discrete hardware and software products to integrated IT solutions and services that include on-premise and cloud capabilities across hybrid infrastructure, digital experience, and security.

We are vendor, technology, and consumption model unbiased, offering a broad selection of products and multi-branded IT solutions. Our solutions are delivered in physical, virtual, and cloud-based environments through approximately 10,500 customer-facing coworkers, including sellers, highly-skilled specialists, and engineers. We are a leading sales channel partner for many original equipment manufacturers, software publishers, and cloud providers (collectively, our “vendor partners”) and wholesale distributors, whose products we sell or include in the solutions we offer. We provide our vendor partners with a cost-effective way to reach customers and deliver a consistent brand experience through our established end-market coverage, technical expertise, and extensive customer access.

CDW Corporation is a Delaware corporation. CDW LLC is an Illinois limited liability company and a subsidiary of CDW Corporation. CDW Finance Corporation is a Delaware corporation and a subsidiary of CDW Corporation. Our principal executive offices are located at 200 N. Milwaukee Avenue, Vernon Hills, Illinois 60061, and our telephone number at that address is (847) 465-6000. Our website is located at http://www.cdw.com. The information contained on that site, or connected to that site, is not incorporated into and is not a part of this prospectus.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q. Our business, financial condition, liquidity, or results of operations could be materially adversely affected by any of these risks.

GUARANTOR DISCLOSURES

Each series of our outstanding unsecured senior notes are issued by CDW LLC and CDW Finance Corporation and are guaranteed by CDW Corporation. CDW Corporation is the sole guarantor of each series of our outstanding unsecured senior notes. All guarantees by CDW Corporation are joint and several, and full and unconditional.

Our outstanding unsecured senior notes and the related guarantees are the senior unsecured obligations of CDW LLC, CDW Finance Corporation, and CDW Corporation and are:

•	structurally subordinated to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries and

•	rank equal in right of payment with all of the existing and future unsecured senior debt of CDW LLC, CDW Finance Corporation, and CDW Corporation.

Given that CDW Corporation, the sole guarantor of our outstanding unsecured senior notes, is a holding company that does not conduct business operations of its own and depends on cash dividends, distributions, and other transfers from its subsidiaries to meet its obligations, we concluded that providing summarized financial information of CDW LLC, CDW Finance Corporation, and CDW Corporation on an unconsolidated basis, excluding the non-guarantor subsidiaries, would not provide meaningful information to investors.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes, which may include capital expenditures, working capital, acquisitions, investments, and the repayment of indebtedness. Pending these uses, the net proceeds may also be temporarily invested in short- and medium-term investments, including, but not limited to, marketable securities.

We will not receive any proceeds from the sale of common stock by any selling stockholders.

DESCRIPTION OF CAPITAL STOCK

The following summary of certain provisions of our capital stock does not purport to be complete and is subject to our amended and restated certificate of incorporation (the “Certificate of Incorporation”), our amended and restated bylaws (the “Bylaws”), and provisions of applicable law. Copies of our Certificate of Incorporation and Bylaws are incorporated by reference into the registration statement, of which this prospectus is a part.

Authorized Capital Stock

Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock Voting Rights

Each holder of common stock is entitled to one vote per share on each matter submitted to a vote of stockholders. Our Bylaws provide that the presence, in person or by proxy, of holders of a majority in voting power of the outstanding capital stock entitled to vote at a stockholders’ meeting shall constitute a quorum. When a quorum is present, the affirmative vote of the majority of voting power of capital stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter is required to take action, unless otherwise specified by law or our Certificate of Incorporation. There are no cumulative voting rights.

Common Stock Dividend Rights

Each holder of shares of common stock is entitled to receive such dividends and other distributions in cash, stock, or property as may be declared by our board of directors (“Board”) from time to time out of our assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of any other class or series of our preferred stock that we may designate and issue in the future.

The Delaware General Corporation Law (the “DGCL”) permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, remaining capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Declaration and payment of any dividend will be subject to the discretion of the Board. The time and amount of dividends will be dependent upon our results of operations, financial condition, business prospects, capital requirements, contractual restrictions (including in current or future agreements governing our indebtedness), restrictions imposed by applicable law, tax considerations, and other factors that the Board deems relevant.

Since the fourth quarter of 2013, we have paid a quarterly cash dividend on our common stock and we currently expect to continue to pay a cash dividend on our common stock. However, any determination to pay dividends in the future will be at the discretion of our Board.

Other Rights

Each holder of common stock is subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that we may designate and issue in the future. Holders of common stock will have no preemptive, conversion, or other rights to subscribe for additional shares.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of our debts and other liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock.

Preferred Stock

The Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of our preferred stock could have the effect of decreasing the trading price of our common stock, restricting dividends on our capital stock, diluting the voting power of our common stock, impairing the liquidation rights of our capital stock, or delaying or preventing a change in control of our company. At present, we have no plans to issue preferred stock.

Anti-Takeover Effects of the Certificate of Incorporation and Bylaws

The Certificate of Incorporation and Bylaws contain provisions that may delay, defer, or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the Board the power to discourage acquisitions that some stockholders may favor.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock will make it possible for the Board to issue preferred stock with super voting, special approval, dividend, or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying, or discouraging hostile takeovers, or changes in control or management of our company.

Stockholder Action by Written Consent

The Certificate of Incorporation provides that any action required or permitted to be taken by our stockholders may be effected only at a duly called annual or special meeting of the stockholders and cannot be taken by written consent in lieu of a meeting.

Special Meeting of Stockholders and Advance Notice Requirements for Stockholder Proposals

The Certificate of Incorporation and Bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called (i) by or at the direction of the Board pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that we would have if there were no vacancies or (ii) subject to the requirements and limitations of the Bylaws, by the Secretary, the Chair of the Board, or the Board upon the written request of one or more stockholders entitled to cast on the matter(s) to be brought before a special meeting requested by one or more stockholders pursuant to Section 3 of the Bylaws not less than twenty five percent (25%) of the voting power of all outstanding shares as of the date of the request, which request complies with the procedures for calling a special meeting of stockholders as set forth in the Bylaws, as may be amended from time to time. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of the meeting.

In addition, the Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the Board, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice, in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Business Combinations with Interested Stockholders

We are subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.

Exclusive Jurisdiction of Certain Actions

The Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers, and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar exclusive jurisdiction provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the exclusive jurisdiction provision contained in the Certificate of Incorporation to be inapplicable or unenforceable in such action.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing

Our common stock is listed on the Nasdaq Global Select Market under the trading symbol “CDW.”

DESCRIPTION OF DEPOSITARY SHARES

The following description of the depositary shares and the terms of the deposit agreement is a summary. It summarizes only those aspects of the depositary shares and those portions of the deposit agreement that we believe will be most important to your decision to invest in our depositary shares. There may be other provisions in the deposit agreement that are also important to you. You should read the deposit agreement for a full description of the terms of the depositary shares. The form of the deposit agreement will be filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

The particular terms of the depositary shares offered by any prospectus supplement and the extent to which the general provisions described below may apply to such depositary shares will be outlined in the applicable prospectus supplement.

General

We may elect to offer fractional interests in preferred shares, rather than offer whole preferred shares. If we choose to do this, we will provide for the issuance by a depositary to the public of receipts for depositary shares. Each depositary share will represent fractional interests of a particular series of preferred shares.

The shares of any series of preferred shares underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company, which we will select. The bank or trust company must have its principal office in the United States and a combined capital and surplus of at least $50,000,000. The prospectus supplement relating to a series of depositary shares will state the name and address of the depositary. Unless otherwise provided by the deposit agreement, each owner of depositary shares will be entitled, in proportion to the applicable fractional interests in preferred shares underlying the depositary shares, to all the rights and preferences of the preferred stock underlying the depositary shares including dividend, voting, redemption, conversion, and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional interests in shares of the related series of preferred shares in accordance with the terms of the offering described in the related prospectus supplement.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of preferred shares to the record holders of depositary shares relating to the preferred shares in proportion to the numbers of the depositary shares owned by the holders on the relevant record date. The depositary will distribute only an amount, however, that can be distributed without attributing to any holder of depositary shares a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the record holders of depositary shares entitled to it, unless the depositary determines that it is not feasible to make the distribution. If this happens, the depositary may, with our approval, sell the property and distribute the net sale proceeds to the holders. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights that we offer to holders of the preferred stock will be made available to the holders of depositary shares.

Redemption of Depositary Shares

If a series of the preferred shares underlying the depositary shares is redeemed in whole or in part, the depositary shares will be redeemed from the redemption proceeds received by the depositary. The depositary will mail notice of redemption not less than 30, and not more than 60, days before the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the depositary’s books. The redemption price for each depositary share will be equal to the applicable fraction of the redemption price for each share payable with respect to the series of the preferred shares. Whenever we redeem preferred shares held by the depositary, the depositary will redeem on the same redemption date the number of depositary shares relating to the preferred shares so redeemed. If less than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionally as may be determined by the depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the cash, securities, or other property payable upon the redemption and any cash, securities, or other property to which the holders of the redeemed depositary shares were entitled upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

The amount distributed in any of the foregoing cases will be reduced by any amount required to be withheld by us or the depositary on account of any taxes.

Voting the Preferred Shares

Upon receipt of notice of any meeting at which the holders of the preferred shares are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to the preferred shares. Each record holder of depositary shares on the record date, which will be the same date as the record date for the preferred shares, will be entitled to instruct the depositary how to exercise the voting rights pertaining to the number of preferred shares underlying the holder’s depositary shares. The depositary will endeavor, to the extent practicable, to vote the number of preferred shares underlying the depositary shares in accordance with these instructions, and we will agree to take all action which the depositary may consider necessary in order to enable the depositary to vote the shares. The depositary will abstain from voting preferred shares to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred shares.

Amendment and Termination of Depositary Agreement

We may enter into an agreement with the depositary at any time to amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement. However, the holders of a majority of the depositary shares must approve any amendment which materially and adversely alters the rights of the existing holders of depositary shares. We or the depositary may terminate the deposit agreement only if (a) all outstanding depositary shares issued under the agreement have been redeemed or (b) a final distribution in connection with any liquidation, dissolution, or winding up has been made to the holders of the depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred shares and any redemption of the preferred shares. Holders of depositary shares will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to resign, and we may at any time remove the depositary. Any resignation or removal will take effect when a successor depositary has been appointed and has accepted the appointment. Appointment must occur within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The depositary will forward to the holders of depositary shares all reports and communications that we deliver to the depositary and that we are required to furnish to the holders of the preferred shares. Neither the depositary nor we will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of us and the depositary under the deposit agreement will be limited to performance in good faith of their duties under the agreement and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred shares unless the holders provide them with satisfactory indemnity. They may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares, or other persons believed to be competent and on documents they believe to be genuine.

DESCRIPTION OF WARRANTS

The following description of the warrants and terms of the warrant agreement is a summary. It summarizes only those aspects of the warrants and those portions of the warrant agreement which we believe will be most important to your decision to invest in our warrants. There may be other provisions in the warrant agreement and the warrant certificate relating to the warrants which are also important to you. You should read these documents for a full description of the terms of the warrants. The forms of the warrant agreement and the warrant certificate will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General

We may issue warrants to purchase debt or equity securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include, but are not limited to, the following:

•	the title of the warrants;

•	the designation, amount, and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	the terms of any mandatory or optional redemption provisions relating to the warrants;

•	the terms of any right we have to accelerate the exercise of the warrants upon the occurrence of certain events;

•	if the warrants will be sold with any other securities, the date, if any, on and after which those warrants and any other securities will be transferable;

•	the identity of the warrant agent;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants which may be exercised at any time; and

•	information with respect to book-entry procedures, if any.

Exercise of Warrants

Each warrant will entitle the holder of warrants to purchase for cash the amount of debt or equity securities, at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the prospectus supplement relating to the warrants, unless otherwise specified in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the prospectus supplement relating to the warrants. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the debt or equity securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

This section describes the general terms of the subscription rights to purchase common stock or other securities that we may offer to stockholders using this prospectus. The following description is only a summary and does not purport to be complete. You must look at the applicable forms of subscription agent agreement and subscription certificate for a full understanding of all terms of any series of subscription rights. The forms of the subscription agent agreement and the subscription certificate will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General

Subscription rights may be issued independently or together with any other security and may or may not be transferable. As part of the rights offering, we may enter into a standby underwriting or other arrangement under which the underwriters or any other person would purchase any securities that are not purchased in such rights offering. If we issue subscription rights, they may be governed by a separate subscription agent agreement that we will sign with a bank or trust company, as rights agent, that will be named in the applicable prospectus supplement. The rights agent will act solely as our agent and will not assume any obligation to any holders of rights certificates or beneficial owners of rights.

In general, a right entitles the holder to purchase for cash a specific number of shares of common stock or other securities at a specified exercise price. The rights are normally issued to stockholders as of a specific record date, may be exercised only for a limited period of time, and become void following the expiration of such period. If we determine to issue subscription rights, we will accompany this prospectus with a prospectus supplement that will describe, among other things:

•	the record date for stockholders entitled to receive the rights;

•	the number of shares of common stock or other securities that may be purchased upon exercise of each right;

•	the exercise price of the rights;

•	whether the rights are transferable;

•	the period during which the rights may be exercised and when they will expire;

•	the steps required to exercise the rights;

•	the price, if any, for the subscription rights;

•	the number of subscription rights issued;

•	the terms of the shares of common stock or shares of preferred stock, debt securities, or depositary shares;

•	the extent to which the subscription rights are transferable;

•	if applicable, the material terms of any standby underwriting or other arrangement entered into by us in connection with the offering of subscription rights;

•	the other terms of the subscription rights, including the terms, procedures, and limitations relating to the exercise of the subscription rights;

•	whether the rights include “oversubscription rights” so that the holder may purchase more securities if other holders do not purchase their full allotments;

•

whether we intend to sell the shares of common stock or other securities that are not purchased in the rights offering to an underwriter or other purchaser under a contractual “standby” commitment or other arrangement; and

•	any applicable United States federal income tax considerations.

If fewer than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

The following description discusses the general terms and provisions of the debt securities that we may offer under this prospectus. The debt securities may be issued as senior debt securities or subordinated debt securities. The indebtedness represented by the senior debt securities will rank equally with all of our other unsecured and unsubordinated debt. The senior debt securities will, however, be subordinated in right of payment to all of our secured indebtedness to the extent of the value of the assets securing that indebtedness. The indebtedness represented by the subordinated debt securities will rank junior and be subordinate in right of payment to the prior payment in full of our senior debt, to the extent and in the manner set forth in the applicable prospectus supplement for the securities.

Unless otherwise specified in the applicable prospectus supplement, the senior debt securities and the subordinated debt securities will be issued by CDW LLC and CDW Finance Corporation and will be guaranteed by CDW Corporation. The senior debt securities and the subordinated debt securities will be issued under indenture(s) between us and one or more United States banking institutions. Unless otherwise specified in the applicable prospectus supplement, the trustee under the indentures will be U.S. Bank Trust Company, National Association.

The form of the indenture is filed as an exhibit to the registration statement of which this prospectus is a part. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act, and may be supplemented or amended from time to time following its execution. The form of the indenture gives us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indenture. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the form of indenture will be described in the prospectus supplement relating to such series of debt securities.

CDW LLC and CDW Finance Corporation may also issue additional senior debt securities under the indenture governing their 2.670% Senior Notes due December 2026 (the “December 2026 Senior Notes”), the indenture governing their 4.250% Senior Notes due April 2028 (the “April 2028 Senior Notes”), the indenture governing their 3.276% Senior Notes due December 2028 (the “December 2028 Senior Notes”), the indenture governing their 3.250% Senior Notes due February 2029 (the “February 2029 Senior Notes”), the indenture governing their 5.100% Senior Notes due March 2030 (the “March 2030 Senior Notes”), the indenture governing their 3.569% Senior Notes due December 2031 (the “December 2031 Senior Notes”), or the indenture governing their 5.550% Senior Notes due August 2034 (the “August 2034 Senior Notes” and, together with the December 2026 Senior Notes, the April 2028 Senior Notes, the December 2028 Senior Notes, the February 2029 Senior Notes, the March 2030 Senior Notes, and the December 2031 Senior Notes, the “Senior Notes”), which will have terms substantially identical in all material respects to the respective series of Senior Notes, and which will be guaranteed by CDW Corporation. The notes issued under any such series and any additional notes issued under such series will be treated as a single class for all purposes of the indenture governing such series. The indentures governing the Senior Notes are filed as exhibits to the registration statement of which this prospectus is a part.

The following summary describes selected provisions of the form of indenture. This summary does not describe every aspect of the debt securities or the indenture and is subject to, and qualified in its entirety by reference to, all the provisions of the indenture, including the terms defined in the indenture. We urge you to read the indenture in its entirety. This summary is also subject to, and qualified in its entirety by reference to, the description of the particular debt securities in the applicable prospectus supplement.

General

The indenture provides that we will be able to issue an unlimited aggregate principal amount of debt securities under the indentures, in one or more series, and in any currency or currency units. We are not required to issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

Prior to the issuance of each series of debt securities, the terms of the particular securities will be specified in a supplemental indenture or a resolution of our Board or in one or more officers’ certificates pursuant to a board resolution. We will describe in the applicable prospectus supplement the terms of the debt securities being offered, including:

•	the title, and the price at which we will sell, the offered debt securities;

•	whether the offered debt securities are senior debt securities or subordinated debt securities;

•	the aggregate principal amount of the offered debt securities;

•	the date or dates on which principal will be payable or how to determine such date or dates;

•	the rate or rates or method of determination of interest;

•	the date from which interest will accrue;

•	the dates on which interest will be payable and any record dates for the interest payable on the interest payment dates;

•	the place of payment on the offered debt securities;

•

any obligation or option we have to redeem, purchase, or repay the offered debt securities, or any option of the registered holder to require us to redeem, repurchase, or repay offered debt securities, and the terms and conditions upon which the offered debt securities will be redeemed, purchased, or repaid;

•

the currency or currencies, including composite currencies or currency units, in which payment of the principal of (or premium, if any) or interest, if any, on any of the offered debt securities will be payable if other than the currency of the United States of America;

•	whether the securities are to be guaranteed and the terms of any guarantees;

•	any index, formula, or other method used to determine the amount of principal, premium, if any, or interest;

•	applicable material federal income tax considerations;

•	our right, if any, to defer payment of interest and the maximum length of this deferral period;

•	whether the offered debt securities are defeasible;

•	any addition to or change in the events of default;

•	any addition to or change in the covenants in the indenture;

•	the terms of any right to convert the offered debt securities into common shares; and

•	any other terms of the offered debt securities not inconsistent with the provisions of the indenture.

The general provisions of the indentures do not contain any provisions that would limit our ability or the ability of our subsidiaries to incur indebtedness or that would afford holders of our debt securities protection in the event of a highly leveraged or similar transaction involving us or any of our subsidiaries. Please refer to the applicable prospectus supplement for information with respect to any deletions from, modifications of, or additions to, the events of default described below that are applicable to the offered debt securities or any covenants or other provisions providing event risk or similar protection.

Payment

Unless we state otherwise in the applicable prospectus supplement, we will pay interest on a debt security on each interest payment date to the person in whose name the debt security is registered as of the close of business on the regular record date relating to the interest payment date.

Unless we state otherwise in the applicable prospectus supplement, we will pay principal of and any premium on the debt securities at stated maturity, upon redemption or otherwise, upon presentation of the debt securities at the office of the trustee, as our paying agent, or at other designated places. Any other paying agent initially designated for the debt securities of a particular series will be identified in the applicable prospectus supplement.

Forms, Transfers, and Exchanges

The debt securities of each series will be issued only in fully registered form, without interest coupons. Unless we state otherwise in the applicable prospectus supplement, the debt securities will be issued in denominations of $2,000 each and integral multiples of $1,000 in excess of $2,000.

Subject to the terms of the indenture and the limitations applicable to global securities, you may exchange or transfer debt securities at the corporate trust office of the trustee or at any other office or agency maintained by us for that purpose, without the payment of any service charge, except for any tax or governmental charge.

Global Securities

The debt securities of any series may be issued, in whole or in part, by one or more global certificates that will be deposited with the depositary identified in the applicable prospectus supplement.

No global security may be exchanged in whole or in part for the debt securities registered in the name of any person other than the depositary for that global security or any nominee of that depositary except in the following circumstances or as otherwise provided in the applicable prospectus supplement. The depositary may discontinue providing its services as depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, certificates are required to be printed and delivered. In addition, we may decide to discontinue use of the system of book-entry-only transfers through a depositary. In that event, certificates will be printed and delivered to the depositary.

Unless otherwise stated in any prospectus supplement, The Depository Trust Company (“DTC”) will act as depositary. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through records maintained by DTC and its participants.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, an event of default occurs with respect to debt securities of any series if:

•	we default in payment when due and payable, upon redemption, acceleration, or otherwise, of principal of, or premium, if any, on the debt securities;

•	we default in the payment when due of interest on or with respect to the debt securities and such default continues for a period of 30 days;

•

we default in the performance of, or breach any covenant, warranty, or other agreement contained in, the indenture (other than a default in the performance or breach of a covenant, warranty, or agreement which is specifically dealt with in the immediately preceding two bullets) and such default or breach continues for a period of 60 days after the notice specified below or 90 days with respect to the covenant described under Section 4.03 of the indenture;

•	certain events of bankruptcy affecting us;

•

if Article X of the indenture is made applicable with respect to such debt securities, the guarantee of CDW Corporation ceases to be in full force and effect (except as contemplated by the terms hereof); or

•	CDW Corporation denies or disaffirms its obligations under any indenture or guarantee, other than by reason of the release of the guarantee in accordance with the terms of any indenture.

If an event of default (other than an event of default with respect to certain events of bankruptcy affecting us) shall occur and be continuing, the trustee acting at the written direction of the holders of at least 25% in aggregate principal amount of the then total outstanding debt securities of an affected series may declare the principal of the debt securities and any accrued interest on the debt securities to be due and payable by notice in writing to us and the trustee specifying the respective event of default and that it is a “notice of acceleration,” and the same shall become immediately due and payable.

Upon such declaration of acceleration, the aggregate principal amount of, and accrued and unpaid interest, if any, on all of the outstanding debt securities shall ipso facto become and be immediately due and payable in cash without any declaration or other act on the part of the trustee or any holder of the debt securities. After such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of such outstanding debt securities may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the nonpayment of accelerated principal of or interest on such debt securities, have been cured or waived as provided in the indenture.

The holders of a majority in aggregate principal amount of the debt securities then outstanding by written notice to the trustee may waive any existing default or event of default and its consequences:

•	if the rescission would not conflict with any judgment or decree;

•	if all existing events of default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

•

to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

•	if we have paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements, and advances; and

•

in the event of the cure or waiver of an event of default of the type related to certain events of bankruptcy affecting us, the trustee shall have received an officers’ certificate and an opinion of counsel that such event of default has been cured or waived.

No such rescission shall affect any subsequent default or impair any right consequent thereto.

If an event of default of the type related to certain events of bankruptcy affecting us with respect to us occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest, if any, on all of the outstanding debt securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of the securities.

No holder of any debt security will have any right to institute any proceeding with respect to the debt securities or for any remedy thereunder, unless such holder shall have previously given the trustee written notice of a continuing event of default and unless also the holders of at least 25% in aggregate principal amount of the then outstanding debt securities shall have made written request, and offered reasonable indemnity satisfactory to the trustee, to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding debt securities a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Such limitations do not apply, however, to a suit instituted by a holder of a debt security for enforcement of payment of the principal of (and premium, if any) or interest on such debt security on or after the respective due dates expressed in such debt security.

The holders of not less than a majority in aggregate principal amount of the issued and then outstanding debt securities of the affected series by notice to the trustee may on behalf of the holders of all of the debt securities waive any existing default or event of default under the indenture, and its consequences, except a default in the payment of the principal of, premium, if any, or interest on such debt securities. Upon such waiver such default shall cease to exist with respect to the applicable series, and any event of default arising therefrom shall be deemed to have been cured with respect to the applicable series for every purpose of this indenture; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

Holders of the debt securities may not enforce the indenture or such debt securities except as provided in such indenture and under the Trust Indenture Act. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order, or direction of any of the holders of the debt securities, unless such holders have offered to the trustee reasonable indemnity satisfactory to the trustee. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding debt securities of a series issued under the Indenture have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

We are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any default or event of default, we are required to promptly deliver to the trustee a statement specifying such default or event of default (unless such default or event of default has been cured prior to such time).

Merger or Consolidation

The indenture provides that we may not consolidate or merge with or into another person, whether or not we are the surviving entity, and that we may not sell, assign, transfer, convey, lease, or otherwise dispose of all or substantially all of our properties and assets in one or more related transactions, to another person, unless:

•

we are the surviving corporation; or the person formed by or surviving such consolidation or merger (if other than us) or to which such sale, assignment, transfer, conveyance, lease, or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States, the District of Columbia, or any territory thereof;

•	the successor company (if other than us) assumes all of our obligations under the debt securities and the indenture pursuant to agreements reasonably satisfactory to the trustee;

•	immediately after such transaction, no default or event of default exists; and

•

the guarantor (except if it is party to the transactions described above, in which case the second bullet above shall apply) shall have by supplemental indenture confirmed that its guarantee shall apply to such person’s obligations under the debt securities and the indenture.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance, or other disposition of all or substantially all of our assets or the guarantor’s in accordance with the indenture, the successor corporation formed shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance, or other disposition, the provisions of the indenture referring to us shall refer instead to the successor corporation), and shall exercise every right and power of, us under the indenture with the same effect as if such successor person had been named as us; provided that the we shall not be relieved from the obligation to pay the principal of and interest on the debt securities except in the case of a sale, assignment, transfer, conveyance, or other disposition of all of our assets.

Modification or Waiver

Without the consent of any holder, we and the trustee may modify the indenture for any of the following purposes:

•	to cure any ambiguity, omission, mistake, defect, or inconsistency, as certified by us;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•

to provide for the assumption by a successor company or a successor company of the guarantor, as applicable, of our or the guarantor’s obligations under the indenture, the debt securities, or any guarantee;

•

to make any change that would provide any additional rights or benefits to the holders of debt securities or that does not adversely affect the legal rights under the indenture of any such holder; provided that such changes pursuant to this clause shall not adversely affect the interests of the holders in any material respect, as determined in good faith by our Board;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

•	to evidence and provide for the acceptance and appointment of a successor trustee;

•	to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except they are not freely transferable;

•	to add a guarantee of the debt securities;

•

to mortgage, pledge, hypothecate, or grant any other lien in favor of the trustee for the benefit of the holders of the debt securities, as security for the payment and performance of all or any portion of the obligations, in any property or assets, or otherwise to secure the debt securities;

•

to conform the text of the indenture, the guarantees, or the debt securities to any provision of the “Description of New Securities” or equivalent section to the extent that such provision in such section was intended to be a verbatim recitation of a provision of the indenture, the guarantee, or debt securities, as certified by us; or

•

to establish any form of security or guarantee, to provide for the issuance of any series of securities or guarantees thereof, and to set forth the terms thereof and/or add to the rights of the holders of the securities or guarantees of any series.

We and the trustee may, with some exceptions, amend or modify either indenture with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of all series affected by the amendment or modification. However, no amendment or modification may, without the consent of the holder of each outstanding debt security affected thereby:

•	reduce the principal amount of debt securities issued thereunder whose holders must consent to an amendment, supplement, or waiver;

•	reduce the principal of or change the fixed final maturity of any debt security or alter the provisions with respect to the redemption of any debt security;

•	reduce the rate of or change the time for payment of interest on any debt security issued thereunder;

•

waive a default or event of default in the payment of principal of, premium, if any, or interest on the debt securities issued thereunder (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the debt securities of the applicable series then outstanding and a waiver of the payment default that resulted from such acceleration or in respect of a covenant or provision contained in the indenture or any guarantee which cannot be amended or modified without the consent of all holders);

•	make any debt security payable in money other than that stated therein;

•

make any change in the provisions of any indenture relating to waivers of past defaults or the rights of holders of debt securities to receive payments of principal of, or interest or premium, if any, on the debt securities issued thereunder or impair the right of any holder of debt securities to institute suit for the enforcement of any payment on or with respect to such holder’s debt securities;

•	make any change in the preceding amendment and waiver provisions;

•	make any change to or modify the ranking of the debt securities that would adversely affect the holders of debt securities; or

•	modify the guarantees in any manner adverse to the holders of the debt securities.

Legal Defeasance and Covenant Defeasance

The indenture provides that we may, at our option and at any time, elect to have all of our obligations and the obligations of the guarantor discharged with respect to any outstanding debt securities issued under the indenture, subject to the terms and conditions as specified in the applicable prospectus supplement, except for:

•

the rights of holders of outstanding debt securities issued thereunder to receive payments in respect of the principal of, premium, if any, and interest on such debt securities when such payments are due solely out of the trust referred to below;

•

our obligations with respect to the debt securities issued thereunder concerning issuing temporary debt securities, registration of such debt securities, mutilated, destroyed, lost, or stolen debt securities, and the maintenance of an office or agency for payment and money for security payments held in trust;

•	the rights, powers, trusts, duties, and immunities of the trustee, and our obligations in connection therewith; and

•	the legal defeasance provisions of the indenture.

In addition, we may, at our option and at any time, elect to have our obligations and the obligations of the guarantor released with respect to certain covenants that are described in the indenture and thereafter any omission to comply with those covenants will not constitute a default or event of default with respect to the debt securities issued thereunder. In the event that a covenant defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation, and insolvency events of ours) described under “—Events of Default” will no longer constitute an event of defaults with respect the debt securities issued under the indenture.

In order to exercise either legal defeasance or covenant defeasance under the indenture:

•

we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities of such series, cash in U.S. dollars, non-callable U.S. government securities, or a combination of cash in U.S. dollars and non-callable U.S. government securities, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the outstanding debt securities of such series (calculated on the cash interest rate, if applicable) issued thereunder on the stated maturity date or on the applicable redemption date, as the case may be, of such principal, premium, if any, or interest on such debt securities and we must specify whether such debt securities are being defeased to maturity or to a particular redemption date;

•

in the case of legal defeasance, we shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that, subject to customary assumptions and exclusions, (a) we have received from, or there has been published by, the United States Internal Revenue Service a ruling or (b) since the issuance of the debt securities of such series, there has been a change in the applicable

U.S. federal income tax law, in either case to the effect that, subject to customary assumptions and exclusions, the holders of the outstanding debt securities of such series will not recognize income, gain, or loss for U.S. federal income tax purposes, as applicable, as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

•

in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that, subject to customary assumptions and exclusions, the holders of the outstanding debt securities of such series will not recognize income, gain, or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

•

no default or event of default has occurred and is continuing on the date of such deposit (other than a default or event of default resulting from the borrowing of funds to be applied to make such deposit and the grant of any lien securing such borrowings);

•

such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under any other material agreement or instrument (other than the indenture) to which we or the guarantor is a party or by which we or the guarantor is bound;

•

we must deliver to the trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of the debt securities over the other creditors of ours or the guarantor or defeating, hindering, delaying, or defrauding creditors of ours or the guarantor or others; and

•

we must deliver to the trustee an officers’ certificate and an opinion of counsel (which opinion of counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to the legal defeasance or the covenant defeasance, as the case may be, have been complied with.

Senior Debt Securities

The senior debt securities will be unsecured senior obligations and will rank equally with all other senior unsecured and unsubordinated debt. The senior debt securities will, however, be effectively subordinated in right of payment to all of our secured indebtedness to the extent of the value of the assets securing that indebtedness. Except as provided in the senior indenture or specified in any authorizing resolution or supplemental indenture relating to a series of senior debt securities to be issued, no senior indenture will limit the amount of additional indebtedness that may rank equally with the senior debt securities or the amount of indebtedness, secured or otherwise, that may be incurred or preferred shares that may be issued by any of our subsidiaries.

Subordinated Debt

Subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the indenture, to all of our “senior indebtedness.” The indenture defines “senior indebtedness” as all obligations or indebtedness of, or guaranteed or assumed by, us for borrowed money whether or not represented by bonds, notes, debentures, or other similar instruments, and amendments, renewals, extensions, modifications, and refundings of any such indebtedness or obligation, in each case, whether outstanding on the date hereof or the date the debt securities are issued or created, incurred, or thereafter guaranteed or assumed. “Senior indebtedness” does not include any subordinated debt securities or any other obligations specifically designated as being subordinate in right of payment to senior indebtedness.

In general, the holders of all senior indebtedness are first entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events. Because the subordinated debt securities will be our unsecured obligations, our secured debt and other secured obligations will also be effectively senior to the subordinated debt securities to the extent of the value of the assets securing such debt or other obligations.

Corporate Existence

Subject to the terms of the indenture, we will do or cause to be done all things necessary to preserve and keep in full force and effect our corporate (and in the case of CDW LLC, limited liability company) existence, charter and statutory rights, and franchises; provided, however, that we will not be required to preserve any right or franchise if we determine that the preservation thereof is no longer desirable in the conduct of our business.

Governing Law

The indentures and our debt securities will be governed by, and construed in accordance with, the law of the State of New York.

Guarantees

If the applicable prospectus supplement relating to a series of debt securities provides that those debt securities will have the benefit of a guarantee by CDW Corporation, then the debt securities will be fully and unconditionally guaranteed by CDW Corporation. Unless otherwise specified in the applicable prospectus supplement, we expect that the debt securities will be guaranteed by CDW Corporation under our existing indentures and our existing senior credit facilities. The guarantee will be a general obligation of CDW Corporation. If a series of debt securities is so guaranteed, the indenture or a supplemental indenture to the base indenture will be executed by CDW Corporation. The obligations of CDW Corporation under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law. The terms of any guarantee and the conditions upon which CDW Corporation may be released from its obligations under that guarantee will be set forth in the applicable prospectus supplement.

DESCRIPTION OF SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS

We may issue share purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates. The price per share of common stock and the number of shares of common stock may be fixed at the time the share purchase contracts are issued or may be determined by reference to a specific formula stated in the share purchase contracts.

The share purchase contracts may be issued separately or as part of units that we call “share purchase units.” Share purchase units consist of a share purchase contract and either our debt securities or debt obligations of third parties, including United States treasury securities, securing the holders’ obligations to purchase the common stock under the share purchase contracts.

The share purchase contracts may require us to make periodic payments to the holders of the share purchase units or vice versa, and these payments may be unsecured or refunded on some basis. The share purchase contracts may require holders to secure their obligations in a specified manner.

The applicable prospectus supplement will describe the terms of the share purchase contracts or share purchase units. The description in the prospectus supplement will only be a summary, and you should read the share purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the share purchase contracts or share purchase units. Material United States federal income tax considerations applicable to the share purchase units and the share purchase contracts will also be discussed in the applicable prospectus supplement.

Each share purchase contract or share purchase unit and any related agreement will be governed by, and construed in accordance with, the laws of the State of New York.

SELLING STOCKHOLDERS

Selling stockholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire from us, shares of common stock in various private transactions. Such selling stockholders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. The initial purchasers of our securities, as well as their transferees, pledges, donees, or successors, all of whom we refer to as “selling stockholders,” may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.

The applicable prospectus supplement will set forth the name of each of the selling stockholders and the number of shares of our common stock beneficially owned by such selling stockholders that are covered by such prospectus supplement. The applicable prospectus supplement will also disclose whether any of the selling stockholders has held any position or office with, has been employed by, or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

We may offer and sell the securities described in this prospectus, and certain stockholders may sell common stock, in one or more of the following ways from time to time in one or more transactions:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors;

•	directly to a limited number of purchasers or to a single purchaser;

•	through agents to the public or to institutional investors; or

•	through a combination of any of these methods of sale.

The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers, or agents;

•	the purchase price of the securities and the net proceeds to be received by us and any selling stockholders from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

If we or any selling stockholders use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•	privately negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities may be offered either to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or a post-effective amendment to this registration statement.

If indicated in an applicable prospectus supplement, we and any selling stockholders may sell the securities through agents from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. We and any selling stockholders may authorize underwriters, dealers, or agents to solicit offers by certain purchasers to purchase the securities from us and any selling stockholders at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth any commissions paid for solicitation of these delayed delivery contracts.

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us or any selling stockholders. Any remarketing firm will be identified and the terms of its agreements, if any, with us or any selling stockholders and its compensation will be described in the applicable prospectus supplement.

Agents, underwriters, and other third parties described above may be entitled to indemnification by us or any selling stockholders against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters, and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Each series of securities will be a new issue of securities and may not have an established trading market, other than our common stock, which is listed on the Nasdaq Global Select Market. The securities other than the common stock may or may not be listed on a national securities exchange and no assurance can be given that there will be a secondary market for any such securities or liquidity in the secondary market if one develops. Any underwriters to whom securities are sold by us or any selling stockholders for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

LEGAL MATTERS

Certain legal matters with regard to the validity of the securities will be passed upon for us by Sidley Austin LLP, New York, New York. Any underwriters or agents will be advised about other issues relating to any offering by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of CDW Corporation and its subsidiaries appearing in CDW Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2025, and the effectiveness of CDW Corporation and its subsidiaries’ internal control over financial reporting as of December 31, 2025, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

$

CDW LLC and CDW Finance Corporation

$     % Senior Notes due 20

$     % Senior Notes due 20

$     % Senior Notes due 20

PROSPECTUS SUPPLEMENT

Joint Bookrunning Managers

BofA Securities

J.P. Morgan

Mizuho

Wells Fargo Securities

The date of this prospectus supplement is September    , 2026.